Exhibit 10.13

EXECUTION VERSION	8 July 2020

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED

INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i)

NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE

COMPANY IF PUBLICLY DISCLOSED

RESEARCH COLLABORATION AND LICENSE AGREEMENT

by and between

Novo Nordisk A/S

and

Evotec International GmbH

EXECUTION VERSION	8 July 2020

Annexes

- Annex A – Research Plan

- Annex B – Novo Nordisk Principles on the Use of Animals

- Annex C – Human Biosamples and Personal Data

- Annex D – Novo Nordisk Invoicing Principles

EXECUTION VERSION	8 July 2020

RESEARCH COLLABORATION AND LICENSE AGREEMENT

between	Novo Nordisk A/S

Novo Allé

2880 Bagsværd

Denmark

hereinafter referred to as “Novo”

and	Evotec International GmbH

Manfred Eigen Campus

Essener Bogen 7

22419 Hamburg

Germany

hereinafter referred to as “Evotec”

Novo and Evotec hereinafter individually referred to as “Party” and collectively as “Parties”

WHEREAS, Novo is a global research-based pharmaceutical company which, inter alia, is engaged in the research, development and commercialization of pharmaceutical products;

WHEREAS, Evotec is a research-based pharmaceutical company which, inter alia, is engaged in the research and development of compounds in the area of treatment of kidney diseases;

WHEREAS, Evotec has worked on the identification and validation of biological targets as well as development of compounds, and assays to identify compounds that may have the potential to treat, inter alia, (chronic) kidney diseases;

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WHEREAS, Evotec is an industry partner of, has access to, and performs data mining and drug discovery based on, the unique kidney disease patient cohorts and data collected by the NURTuRE Consortium (as defined below). In addition, Evotec has access to the epidemiological, laboratory, and tissue datasets of patients with kidney disease as collected and generated under the Salford Kidney Study (SKS);

WHEREAS, the Parties wish to collaborate to identify and validate target candidate options arising out of the NURTuRE Consortium and the SKS and to initiate drug discovery programs on selected targets;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, Novo and Evotec hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

A.	Definitions

As used in this Agreement the following terms shall have the meaning indicated:

1.1

“Affiliate” shall mean, with respect to a Party, any person, corporation, firm, joint venture or other entity which, directly or indirectly, through one or more intermediates, controls, is controlled by or is under common control with such Party. As used in this definition, “control” means possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of the outstanding voting securities or by contract or otherwise. For purposes of this definition, Novo Holdings A/S, the Novo Nordisk Foundation and their respective affiliates (other than Novo and its subsidiaries) shall not be considered Affiliates of Novo.

1.2	“Agreement” shall mean this Research Collaboration and License Agreement including its Annexes.

1.3

“Applicable Laws” shall mean the laws, rules, and regulations, including any statutes, guidelines, or other requirements as may be in effect and changed from time to time and apply to the research activities, development, manufacture, registration, and Commercialization of a Product in the Territory, and any other applicable statutes, rules, regulations, guidelines, or other requirements of the relevant Regulatory Authority.

1.4

“Background IP” shall mean all information (including without limitation, processes, methods, techniques, designs, structures, applications, software, and specifications) that is owned, Controlled, licensed, developed, or acquired solely outside the performance of this Agreement by a Party or on behalf of that Party by an Affiliate or a Third Party. Background IP of a Party shall include Improvements of such Background IP.

1.5

“Back-up PDC” shall mean any Compound that (i) is of the same structural class as a PDC, (ii) was not initially selected by Novo as a PDC in a Project and (iii) is intended by Novo to potentially replace the PDC in further development, or to be brought into development in addition thereto.

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1.6	“Business Day” shall mean any day that is not a Saturday, Sunday, bank holiday or public holiday in the Federal Republic of Germany or in the Kingdom of Denmark.

1.7	“Calendar Quarter” shall mean each of the three (3) month’ periods ending on each of March 31, June 30, September 30 and December 31.

1.8

“Candidate Target” shall mean a disease-modifying biological target (such as a human protein) to which a drug for the diagnosis, prevention and/or treatment within the Target Field can bind, which target has been submitted to the JSC for a decision on inclusion in the Target Pool. For clarity, Candidate Targets and their use in the Target Field shall be considered the Confidential Information of the Party that has first proposed such Candidate Target to the other Party.

1.9

“Collaboration Activities” shall mean the Parties’ pre-clinical research activities under the Research Plan and Project Plan(s), aiming at identifying and optimizing Compounds, including reagent development, assay development, screening, profiling, structural biology activities, medical chemistry activities, computational chemistry activities, in-vitro and in-vivo testing.

1.10	“Collaboration Term” shall mean the term of the Collaboration Activities as defined in Section 20.1.

1.11

“Combination Product” shall mean a Product sold in combination with any other active pharmaceutical ingredient or in a device, in any dosage form and/or co-formulation and/or co-packaging based on combination of such Product with any other active pharmaceutical ingredient or any device.

1.12

“Commercialization” or “Commercialize” shall mean all activities undertaken relating to the manufacture, pre-marketing, marketing, promoting, distributing, offering for sale and selling of a Product, whether before or after Regulatory Approval has been obtained.

1.13

“Commercially Reasonable Efforts” shall mean the level of efforts and resources, including financial resources, comparable to those normally used by a reasonable Third Party pharmaceutical company to exert the effort to conduct the relevant activity, including, in the case of research, development, manufacture or Commercialization, the level of effort and resources comparable to those normally used by such Third Party for a product which is of similar market potential and at a similar stage in its development or product life, taking into account efficacy, profitability and commercial potential, pricing and reimbursement policies, competitiveness of other products and product candidates in research, development, and Commercialization (including the development of other similar internal Novo product candidates), the specific scope, subject matter, coverage, and duration of (potential) Patent Right protection, and other relevant factors. Notwithstanding the foregoing, the Parties also acknowledge that Novo (and its Affiliates) do not always seek to market its products in every country or seek to obtain Regulatory Approval in every country or for every potential indication. As a result, the exercise by Novo of Commercially Reasonable Efforts will be determined by judging its performance taken as a whole.

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1.14

“Compound” shall mean (a) any Small Molecule Compound; and (b) any antibody (whether fully human, humanized, phage display-derived, chimeric, polyclonal, or any other type of antibody including fragments thereof); (c) any therapeutic protein, protein fusion, fragment, peptide, or protein/peptide conjugate; (d) any nucleic acid based agent such as aptamers, agents working via RNAi, antisense; and (e) any other molecular entity, which, in each case ((a), (b), (c), (d) and (e) above), (i) modulates the activity of a Target to produce the desired biological effect as described in each individual Project Plan and (ii) is synthesized by either Party within the Collaboration Activities.

For clarity, “Compound” does not include the Evotec Library Compounds or any compounds that are in existence and Controlled by Novo at the Effective Date or are developed by or Controlled by Novo after the Effective Date outside the collaboration under this Agreement.

1.15

“Compound Data” shall mean the data regarding Compounds generated by or on behalf of a Party within the Collaboration Activities, including but not limited to any and all data regarding biological, chemical, pharmacological, toxicological, pharmacokinetic, analytical, quality control and other data and descriptions.

1.16

“Compound Patent” shall mean a Patent Right on a Compound, including the manufacture thereof (including but not limited to synthesis and purification) and the method for modulating the Target and/or for modulating the activity of the Target, which Patent Right results from patent applications arising under the Collaboration Activities.

1.17

“Confidential Information” shall mean (i) the terms of this Agreement including all Annexes and (ii) with respect to any Party (“Disclosing Party”), any information relating to the Disclosing Party or the Disclosing Party’s business (including but not limited to Know-How, technical information, research, personnel, marketing, strategic or other information) and other information which is disclosed in writing, visually, orally or in electronic medium to the other Party (“Receiving Party”), whether prior to or after the Effective Date, in the course of the Parties’ evaluation, negotiation of or performance under this Agreement. “Confidential Information” shall not include information which:

(a)

was previously known to the Receiving Party or any of its Affiliates prior to disclosure by the Disclosing Party under this Agreement, as shown by written evidence, and was not obtained or derived directly or indirectly from the Disclosing Party, or

(b)	was or has become public or available through no act or default of the Receiving Party or any of its Affiliates, or

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(c)

was independently developed by the Receiving Party or any of its Affiliates without the use or reliance on any Confidential Information provided by the Disclosing Party hereunder as shown by appropriate evidence, or

(d)

was obtained by the Receiving Party or any of its Affiliates from a Third Party who was lawfully in possession of such information or data and was not subject to an obligation of confidentiality or non-use owed to the Disclosing Party or others.

1.18

“Control” or “Controlled” shall mean with respect to any Intellectual Property Right, that the Party controlling such right owns a transferable interest or has a license to practice such Intellectual Property Right and has the ability to grant the other Party access, a license or a sublicense (as applicable) to practice such Intellectual Property Right.

1.19

“Cover”, “Covering” or “Covered by” shall mean (a) with respect to Know-How, that such Know-How was used in the exploitation of the Product, and (b) with respect to a Patent Right, that the making, using or selling of the Product would, absent a license to or ownership of such Patent Right, constitute an infringement of a Valid Claim.

1.20	“Data” shall mean the data generated by or on behalf of a Party or the Parties within the Collaboration Activities, including but not limited to Target Data and Compound Data.

1.21	“Effective Date” shall mean 01 August 2020.

1.22	“EMA” shall mean the European Medicines Agency and associated committees and decision bodies, or any successor agency thereto.

1.23

“Evotec Background IP” shall mean Background IP owned or Controlled by Evotec as applied in connection with the Collaboration Activities, including, without limitation, Evotec Background Know-How, Evotec Background Patents, the Evotec Library and the Evotec Library Compounds; as well as any Improvements thereto.

1.24

“Evotec Background Know-How” shall mean any Know-How as applied in connection with the Collaboration Activities (a) which is in existence and Controlled by Evotec at the Effective Date or coming into the Control of Evotec by way of acquisition or license after the Effective Date and (b) which is developed and Controlled by Evotec after the Effective Date and not in connection with the Collaboration Activities.

1.25

“Evotec Background Patent(s)” shall mean any Patent Rights as applied in connection with the Collaboration Activities (a) which are in existence and Controlled by Evotec at the Effective Date or coming into the Control of Evotec by way of acquisition or license after the Effective Date or (b) which Cover inventions developed and Controlled by Evotec after the Effective Date independently of the Collaboration Activities. For clarity, “Evotec Background Patents” does not comprise of Compound Patents.

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1.26	“Evotec Library” shall mean the chemical entity library prepared by or on behalf of Evotec or its Affiliates, screened under or in connection with the Collaboration Activities.

1.27	“Evotec Library Compounds” shall mean the compounds in the Evotec Library.

1.28	“FDA” shall mean the US Food and Drug Administration and associated committees and decision bodies, or any successor agency thereto.

1.29

“First Commercial Sale” shall mean with respect to a Product, on a country-by-country basis, the first commercial transfer or disposition for value of such Product for end use in such country to a Third Party (not being a Sublicensee for the relevant Product) by Novo or any of its Affiliates or Sublicensees after the Regulatory Authority, having jurisdiction for such country, has granted Regulatory Approval for such Product. The following sales shall not constitute a First Commercial Sale: (i) sales for clinical studies, compassionate use, named patient programs, or any similar instance where the Product is sold at cost or supplied without charge such as clinical supplies, free samples (promotional or otherwise) or as donations (for example to non-profit institutions or government agencies for a non-commercial purpose) as well as (ii) sales between Novo and/or its Affiliates and/or Sublicensees for later resale by the recipient or later use for the excluded purposes in (i), which do not constitute a commercial launch of the Product in the market.

1.30

“FTE” shall mean with respect to either Party the equivalent of one individual employed by that Party having the requisite skills to fulfil that Party’s obligations under this Agreement and devoting the equivalent hours of a full time employee. For the purpose of this Agreement, “full time” shall mean 1,650 hours per year as determined in accordance with each Party’s regular project reporting system.

1.31	“Hit” shall mean an Evotec Library Compound that shows relevant affinity towards a Target. For clarity, “Hits” are not considered “Compounds” under this Agreement.

1.32

“Improvements” shall mean any and all improvements and/or further developments, whether patentable or not, of Background IP that: (i) are conceived and reduced to practice as part of, and/or that otherwise are made as part of and/or arise out of, the Collaboration Activities; and that (ii) are not Project IP.

1.33

“IND” shall mean any clinical trial application, including any Investigational New Drug Application filed or to be filed with the FDA pursuant to 21 CFR 312.1 et seq., as such regulations may be amended from time to time, and any equivalent application in jurisdictions outside the US.

1.34	“Intellectual Property Rights / IPR” shall mean Patent Rights and Know-How.

1.35	“Joint Project Team” or “JPT” shall have the meaning set forth in Section 6.4.

1.36	“Joint Research Team” or “JRT” shall have the meaning set forth in Section 6.2.

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1.37	“Joint Steering Committee” or “JSC” shall have the meaning set forth in Section 6.5.

1.38	“JPT Manager” shall have the meaning set forth in Section 6.4.2.

1.39

“Know-How” shall mean any scientific or technical information, data (including but not limited to the Data) and results of any type whatsoever, in any tangible or intangible form whatsoever, that is not in the public domain or otherwise publicly known, including databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, skill, experience, test data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data, that are not in the public domain or otherwise available to the public, including inventions before patent application; all to the extent not claimed or disclosed in a Patent Right.

1.40

“Material” shall mean any tangible material, which is required for or used under the Collaboration Activities, including (a) chemical compounds (reference compounds, precursor and metabolite), (b) gene modified animals, (c) biological material from animals or human, (d) cell lines; (e) post mortem human tissue.

1.41

“NDA” shall mean a New Drug Application filed as a result of activities under this Agreement with the FDA, or the equivalent application to the equivalent Regulatory Authority in any other country of the Territory, the filing of which is necessary to Commercialize a Product, including all amendments and supplements to any of the foregoing.

1.42

“Net Sales” shall mean all revenues, recognized in accordance with IFRS applied on a consistent basis, from the sale of Product by Novo or its Affiliates or its Sublicensees to Third Parties (including wholesalers and distributors) in arm’s length transactions exclusively for money or, where the sale is not at arm’s length or not exclusively for money, the price that would have been so invoiced if it had been at arm’s length exclusively for money, less the following deductions:

•	1% of the gross amount as a flat rate for transportation, freight insurance, distribution, packing and handling;

•

sales and excise taxes or customs duties paid by Novo, its Affiliates or Sublicensees or any other governmental charges imposed upon the sale of Products and paid by Novo, its Affiliates or Sublicensees;

•	rebates and premiums granted or allowed by Novo, its Affiliates or Sublicensees in connection with the sale of Products;

•

allowances or credits granted by Novo, its Affiliates or Sublicensees to customers on account of governmental requirements, rejection, outdating, returns, price adjustments, billing errors or recalls of Products;

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•	trade, cash and quantity discounts, allowances, bonuses, credits or chargebacks granted by Novo, its Affiliates or Sublicensees in connection with the sale of Products;

•

costs of customer programs agreed upon by the Parties such as cost effectiveness or patient assistance studies or programs designed to aid in patient compliance with medication schedules in connection with the sales of Products;

•	1% of the gross amount as a flat rate for bad debts; and

•	any item substantially similar in character and / or substance to the above.

Net Sales shall not include sales by Novo to Affiliates or to Sublicensees engaged by or partnered with Novo to develop, promote, co-promote, market or sell Product, solely to the extent that such Affiliate or Sublicensee purchasing the Product intends to resell such Product to a Third Party. However, subsequent sales of Product by such Novo’s Affiliates or Sublicensees to a Third Party shall be included in the Net Sales when sold in the market.

In the event a Product is sold in the form of a Combination Product, the Net Sales for such Combination Product will be determined by multiplying actual the Net Sales of such Combination Product by the fraction A / (A+B) where A is the average unit selling price of the Product in the same dosage amount or quantities sold separately in that country in the relevant Calendar Quarter and B is the total average unit selling price of the device or second pharmaceutical product in the same dosage amount or quantities when sold separately in that country in the relevant Calendar Quarter. If, on a country-by-country basis, the second pharmaceutical product or device is not sold separately in a country, the Net Sales for that country shall be calculated by multiplying the actual Net Sales for such Combination Product by the fraction A / C where A is the invoice price of the Product, if sold separately, and C is the invoice price of the Combination Product. If, on a country-by-country basis, neither the Product nor the second pharmaceutical product or device are sold separately in a country, then, to determine the Net Sales in such country, the fair market value of the Product and the second pharmaceutical product or device shall be determined between the Parties in good faith for the relevant transactions based on an equitable method of determining the same that takes into account, in the Territory, variations in potency, the relative contribution of each therapeutically active ingredient, and relative value to the end user of each therapeutically active ingredient.

Novo calculates and reports Net Sales in Danish Kroner (DKK). With respect to Net Sales invoiced in a currency other than DKK such amounts and amounts payable will be expressed in such currency and converted to DKK using the exchange rate mechanism mentioned in Section 15.1.

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1.43

“Novo Background IP” shall mean Background IP owned or Controlled by Novo as applied in connection with the Collaboration Activities, including, without limitation, the Novo Background Know-How and the Novo Background Patents; as well as any Improvements thereto.

1.44

“Novo Background Know-How” shall mean any Know-How applied in connection with the Collaboration Activities which is in existence and Controlled by Novo at the Effective Date or is developed or Controlled by Novo after the Effective Date outside of the Collaboration Activities.

1.45

“Novo Background Patent(s)” shall mean any Patent Right(s) as applied in connection with the Collaboration Activities which are in existence and Controlled by Novo at the Effective Date or which Cover inventions developed or Controlled by Novo outside of the Collaboration Activities. For clarity, “Novo Background Patents” does not comprise of Compound Patents.

1.46

“Novo Post-Collaboration IPR” shall mean, collectively, any Intellectual Property Rights in respect of a Compound, which are conceived or originated by or on behalf of Novo following the expiration or termination of a Project or the Agreement, regardless of whether the Project for the relevant Compound was abandoned or not.

1.47

“NURTuRE Consortium” shall mean the National Unified Renal Translational Research Enterprise consortium, consisting of UK-based academic institutions and industry partners, with a focus on CKD and nephrotic syndrome patients and with access to NURTuRE biobank (“NURTuRE Biobank”) consisting of kidney patient derived samples and data sets to characterise human pathology with detailed histological and molecular analysis.

1.48

“Patent Rights” shall mean the rights and interests in and to (a) all national, regional and international patents, utility models and pending applications with respect to patents and utility models filed in any country or jurisdiction of the world including provisional patent applications, (b) all patent applications filed (before the Effective Date or thereafter) either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including any continuation, continuation-in-part, divisional, provisional, converted provisionals and continued prosecution applications, or any substitute applications, (c) any patent issued (at the Effective Date or thereafter) with respect to or in the future issued from any such patent applications including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions and any supplementary protection certificates (and the like) of the foregoing patents or patent applications, (e) any similar rights, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents and all foreign counterparts of any of the foregoing.

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1.49

“PDC / Preclinical Development Candidate” shall mean a Compound that is approved by Novo under Section 4.2 for initiation of further preclinical and clinical development activities; or any derived analogue thereof. For clarity, once Novo has submitted an IND, a PDC shall no longer be deemed a “PDC” but shall be deemed a “Product” under this Agreement.

1.50

“Phase I Clinical Trial” shall mean, in accordance with the ICH Harmonized Tripartite Guideline ”General Considerations for Clinical Trials E-8”, as amended, the initial administration of a Product in humans for investigation of (a) initial safety and tolerability; (b) pharmacokinetics (absorption, distribution, metabolism, and excretion) (c) pharmacodynamics (usual PK/PD studies relating drug blood levels to response) and (d) early measurements of the drug activity in healthy volunteers or patients.

1.51	“Phase II Clinical Trial” and “Phase III Clinical Trial” shall have the meaning described in the ICH Harmonized Tripartite Guideline entitled “General Considerations for Clinical Trials”, as amended.

1.52	“PMDA” shall mean the Pharmaceuticals and Medical Devices Agency in Japan and associated committees and decision bodies, or any successor agency thereto.

1.53	“Product” shall mean any pharmaceutical composition that includes or consists of one or more PDCs or one or more Back-up PDCs.

1.54

“Project” shall mean the Collaboration Activities, set out in the corresponding Project Plan, to be performed by the Parties on a particular Project Target up until Novo’s PDC decision of the relevant Compound under Section 4.2.

1.55	“Project IPR” shall mean all inventions made by a Party within the Collaboration Activities that do not relate to Compounds and are not considered Compound Patents.

1.56

“Project Plan” shall mean a plan setting forth the details for a Project, including minimum objectives, the Project Target, the Collaboration Activities to be performed by each Party, the deliverables, timelines and further specifics. A basic outline for a Project Plan is included in the Research Plan (Annex A).

1.57	“Project Target” shall mean a Target that has been designated by the JSC in accordance with Section 6.5.1 to become subject of a Project.

1.58

“Regulatory Approval” shall mean any marketing and pricing and reimbursement approval, including any registration or authorization, from any Regulatory Authority required to develop, manufacture, market and sell a Product in a jurisdiction.

1.59

“Regulatory Authority” shall mean any country, federal, supranational, state or local regulatory agency, court, department, bureau, commission, council or other governmental or regulatory authority of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member, having the administrative authority to regulate the development of compounds or commercialization pharmaceutical products in any country or other jurisdiction including the FDA and EMA and any other successor to them, or with respect to approval of pricing or reimbursement for such product.

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1.60

“Research Plan” shall mean the research plan including the overall objectives for the Collaboration Activities up to a Project, the overall deliverables, general timelines, the general distribution of FTE support and further specifics. The Research Plan will be updated from time to time by the JRT in accordance with Section 6.2.

1.61	“Royalty Term” shall mean the duration of royalty payments as defined in Section 14.4.2.

1.62	“Section” shall mean a section of this Agreement.

1.63

“Small Molecule Compound” shall mean any organic, non-peptidic (meaning with maximum four amino acids) Compound with a molecular weight below 800 Daltons, including any salt, amorphous, crystalline, solvate, ester, ether, and/or stereo-isomeric variation thereof, for which Evotec has conducted the drug discovery efforts under the Collaboration Activities as per the JSC’s decision.

1.64

“Sublicensee” shall mean, with respect to a Party, any person, company, corporation or other business entity, other than a Party’s Affiliate, that is granted a sublicense by such Party under this Agreement. For clarity, wholesalers and distributors of Novo and/or its Affiliates are not considered ‘Sublicensees’ under this Agreement.

1.65	“Target” shall mean a target that, by decision of the JSC, has been included in the Target Pool.

1.66

“Target Data” shall mean the data regarding a target (including but not limited to targets on the Mining List, Candidate Targets proposed by Evotec, Targets and Project Targets) generated by a Party or the Parties within the Collaboration Activities, including the fact that there is a Hit. Data regarding a Candidate Target proposed by Novo shall not be considered “Target Data” hereunder.

1.67	“Target Field” shall mean the diagnosis, prevention and/or treatment of Chronic Kidney Disease (CKD).

1.68	“Target Pool” shall have the meaning set forth in Section 4.1.

1.69	“Territory” shall mean worldwide.

1.70	“Third Party” shall mean any entity other than Novo or Evotec or their respective Affiliates.

1.71	“Trademark” shall mean any trademark for use in connection with the Commercialisation of a Product in the Territory.

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1.72

“Valid Claim” shall mean with respect to any country of the Territory either: (a) a claim of an issued and unexpired Patent Right, which (i) has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (ii) has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise and (iii), absent a license, would be infringed by the making, selling, import or use of a Product; or (b) a claim included in a pending patent application that is being prosecuted in good faith and that has not been cancelled, withdrawn from consideration, finally determined to be unallowable by the applicable governmental authority (from which no appeal is or can be taken), or abandoned or disclaimed; provided, however, that, if a claim of a patent application has been pending for more than five (5) years from the national filing date, such claim will not constitute a Valid Claim for the purposes of this Agreement unless and until a patent issues with such claim, provided, further, that, for purposes of the foregoing proviso, any newly filed claim which claims essentially the same subject matter as any earlier filed claim shall be considered pending for the same period of time as such earlier filed claim has been pending.

B.	Interpretation.

1.73

Except where the context requires otherwise, whenever used the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word “or” has the inclusive meaning represented by the phrase “and/or.”

1.74	The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term.

1.75	Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days.

1.76

The headings of this Agreement are for convenience of reference only and do not define, describe, extend or limit the scope or intent of this Agreement or the scope or intent of any provision contained in this Agreement.

1.77	The wording of this Agreement shall be deemed to be the wording mutually chosen by the Parties and no rule of strict construction shall be applied against any Party.

2.	PURPOSE OF THE COLLABORATION

2.1

The aim of the Parties is to identify and validate Targets within the Target Field, carry out drug discovery and to advance drug development candidates for Novo. The Parties will collaborate on mining, nominating, and validating Targets, will decide on the molecular format of Candidate Targets and jointly conduct drug discovery, as further specified in the Research Plan. To this end, Evotec shall leverage its expertise, capabilities, and platform to design, implement and deliver (Candidate) Targets, compounds, leads, as well as biomarkers and patient stratification strategies. Novo

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may support the collaboration with its disease biology expertise, access to key opinion leaders as required, and preclinical and clinical development expertise. It is understood between the Parties that, if the Compound is a Small Molecule Compound, Evotec shall conduct the drug discovery activities. If the Compound is not a Small Molecule Compound, Novo will conduct the drug discovery activities.

2.2

Novo shall have the sole and exclusive right, but – for clarity, subject to Section 11.2 where so indicated in this Agreement, shall not be obliged, to further develop and Commercialize any Products in the Territory for the diagnosis, prevention and/or treatment of diseases in humans, for any and all indications, and at its sole discretion.

3.	GENERAL PROVISIONS

3.1

Scope. As of the Effective Date and under the governance referenced in Section 6, the Parties shall conduct the Collaboration Activities in good scientific manner, and in compliance in all respects with the requirements of Applicable Laws, rules and regulations and diligent laboratory practices to achieve their objectives efficiently and expeditiously. The Parties will conduct the research activities as specified in the Research Plan and the Projects that will be determined according to the selection process as set out in Section 3.1.4, where each Project shall address specific Project Target(s).

3.2

Subcontracting. Each Party may subcontract any tasks and obligations allocated to it under the Collaboration Activities to its Affiliates. The subcontracting of any tasks or obligations allocated under a Project Plan to a Third Party shall require the prior written approval of the JSC, which approval shall not be unreasonably withheld. The subcontracting Party (a) shall enter with such subcontracted Third Party into written agreements, containing terms which (b) are equal and as stringent as the terms set forth in this Agreement, including – without limitation - the terms regarding timelines, record keeping and retention, confidentiality, publication, including the approval process, intellectual property and other relevant terms of this Agreement, (c) ensure a complete and valid assignment of any and all rights to results, including inventions, generated in the course of the performance of subcontracted tasks to the subcontracting Party, and (d) shall be responsible and liable to the other Party for any breach of such terms by a subcontracted Affiliate or Third Party and for the performance of the subcontracted tasks or obligations.

3.3

Use of Data. Notwithstanding anything to the contrary in this Agreement, Novo hereby expressly agrees that Evotec may use the Data in a blinded format for Evotec’s technology development. For clarity, ‘blinded format’ means that Evotec shall not make any reference to the molecular format of the Compound and the (Candidate) Target of said Compound, Novo, and/or the Collaboration Activities.

3.4

Efforts Employed. During the Collaboration Term the Parties shall use Commercially Reasonable Efforts to perform the tasks allocated to them in the Research Plan and Project Plan(s) and agree to commit sufficient time, effort, equipment, skilled personnel, facilities and other resources reasonably necessary to carry out such tasks.

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3.5	Staffing Level.

3.5.1

During the Collaboration Term of this Agreement and under the direction and supervision of the JRT, each Party shall perform or cause to be performed its obligations under the Research Plan and Project Plans in good scientific manner and in compliance with all Applicable Laws. It is agreed that during the Collaboration Term Evotec, at Novo’s cost, shall contribute up to an average of five (5) FTE during Target identification phase but in no case less than three (3) FTE; an average of two (2) but in no case less than one (1) FTE per Target during Target validation phase; and, if the Compound is a Small Molecule Compound, an estimated number of four (4) FTE per Target (as will be further specified in the Project Plan) for each Project Target during screening phase; and an estimated number of twelve (12) FTE per Project from hit-to-lead through lead optimization phase (as will be further specified in the Project Plan).

4.	PHASES OF THE COLLABORATION

4.1

Research Phase: Target Mining, Nomination, Validation. Under the Research Plan and as further defined therein, the Parties shall collaborate on the identification and validation of (potential) Candidate Targets, which, in accordance with Section 6.2, will be nominated to the JSC for inclusion as Targets in the Target pool (“Target Pool”). The JSC shall, unless it requires further information, decide within fourteen (14) Days from suggestion of Candidate Target whether or not to include such Candidate Target as a Target in the Target Pool. The Parties have agreed that the Target Pool will consist of a maximum of [***] Targets at any given time during the Collaboration Activities. From the Target Pool, the JSC will select a Project Target. Unless the JSC decides otherwise, for each Project Target a separate Project and Project Plan will be agreed upon.

4.2

Project Phase: Drug Discovery from Compound to PDC. Under each Project, the Parties will collaborate on the drug discovery for a Compound. A Project will be deemed completed once Novo’s internal decision committee, on the basis of the criteria set out in each Project Plan, has approved the Compound to be a PDC. Such approval will be at Novo’s sole discretion. Notwithstanding such PDC approval, the JSC may decide to continue the relevant Project to further develop a Back-up PDC for the PDC.

4.3

Achievement of PDC Approval Milestone Criteria. If it deems a Compound is ready for approval as a PDC as referred to in Section 14.2.1, the JPT will prepare a proposal for decision and for submission by the JSC to Novo’s relevant internal decision committee. Approval of a Compound to be a PDC will be at Novo’s internal decision committee’s sole discretion.

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5.	EXCLUSIVITY

5.1

Evotec Exclusivity. Evotec shall not, during the first calendar months after the Effective Date, within the Target Field and subject to the exclusivity obligations under Section 5.2, for or with any Third Party, directly or indirectly, perform any target identification activities based on the unique kidney disease patient cohorts arising out of the NURTuRE Consortium (“Evotec Exclusivity”). The Evotec Exclusivity shall be applicable only to new activities, and shall not be applicable if and to the extent that, on the Effective Date, Evotec is contractually obligated to perform such target identification activities for a Third Party under a pre-existing written and valid agreement with such Third Party.

5.2	Mining List.

5.2.1

In addition to the Evotec Exclusivity and the Target Exclusivity under Section 5.3.1, the Parties have agreed that, for the duration of [***] calendar months after the expiry of the Evotec Exclusivity, the Parties shall keep a dynamic list containing up to [***] potentially interesting targets that result from their data mining activities performed under this Agreement (“Mining List”). Novo shall have the first and exclusive right to promote any target on the Mining List to become a Candidate Target. Evotec will notify Novo if a Third Party approaches Evotec with a request to perform any services or other activities in respect of a target on the Mining List, giving Novo fourteen (14) Days to notify Evotec whether it wishes to promote such a target to become a Candidate Target. If Novo notifies Evotec that it wishes to promote the target to become a Candidate Target, Evotec shall not work with any Third Party on such Target. If Novo decides against promoting the target to become a Candidate Target, the Parties shall each be free to work on such target with a Third party. For clarity, subject to the license to Novo under Section 10.1.2, any targets on the Mining List shall remain Evotec’s Confidential Information.

5.3	Target Exclusivity.

5.3.1

The Parties have agreed to collaborate exclusively within the Target Field on all Targets (including any and all Targets that became Project Targets) (“Target Exclusivity”). This means that, for the duration further specified in Section 5.3.3 neither Party, except within and for the purpose of their Collaboration Activities, shall screen and/or generate (whether for itself or for any Third Party) any Know-How, Data, Compounds and inventions with regard to a Target within the Target Field.

5.3.2

Each Party hereby covenants to the other Party that, prior to agreeing to submit a Candidate Target to the JSC, such Party’s Alliance Manager, in their role as gate keeper of such Party under Section 6.2, will conduct an internal review to confirm that such Party is not prevented from working exclusively with the other Party on the Candidate Target as set out in this Section 5.3. During the two (2) week nomination period for a Candidate Target to be included as a Target in the Target Pool, Evotec shall be obliged to work exclusively with Novo on all Candidate Targets unless it is expressly prohibited from doing so under a pre-existing written and valid agreement with a Third Party.

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5.3.3

The Target exclusivity under this Section 5.3 shall be in effect for a minimum period of [***] from the date the JSC decides to include such Target in the Target Pool, provided that during this period the Parties are actively pursuing target validation work on such Target using Commercially Reasonable Efforts as defined in Section 3.4. The minimum period of Target exclusivity will be extended by a single [***] period if, upon expiry of the [***] period, (i) the JSC decides that further validation of the Target is needed before it can decide whether the Target can progress to become a Project Target; and (ii) the Parties are continuously pursuing target validation work on such Target using Commercially Reasonable Efforts as defined in Section 3.4. Upon expiry of the aforementioned minimum period of exclusivity for a specific Target, the Parties’ respective exclusivity obligations with respect to such Target shall terminate.

5.3.4

Notwithstanding the foregoing, Evotec’s Target Exclusivity obligations under this Section 5.3 shall remain in effect in respect of any Target(s) as long as Novo uses Commercially Reasonable Efforts to develop and Commercialize a Product that includes or consists of a PDC with a Compound that modulates such Target(s).

5.3.5	For clarity, Evotec (subject to its obligations under Sections 5.1, 5.2, 9.5 and 17) and Novo shall be free to, independently and outside of the Collaboration Activities, work or continue to work on:

a.	Candidate Targets to which the Target Exclusivity under Section 5.3 does not apply;

and

b.	Targets removed from the Target Pool by decision of the JSC.

c.

Notwithstanding the foregoing, if, during the Collaboration Activities, Novo acquires from a Third Party a programme with a target identical to a Target, Novo shall have the right, but not the obligation:

i.

to have the JSC remove the relevant Target from the Target Pool or to terminate the Project for such Target, upon which removal or termination (i) the Evotec’s exclusivity obligations under Sections 5.1 and 5.2 and (ii) the Target Exclusivity under Section 5.3 shall no longer apply, meaning that both Parties shall be free to work on the removed target within and outside of the Target Field and with immediate effect; or

ii.

after expiry of the minimum period of exclusivity referenced in Section 5.3.3, to work on both the Third Party programme and continue to use Commercially Reasonable Efforts with the Collaboration Activities in respect of the Target under this Agreement. For clarity, the target of any such Third

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Party programme shall not be considered a Target under this Agreement, and any compound developed for a target under such Third Party programme shall not be considered a Compound under this Agreement. Notwithstanding Section 10.1.2 (c), any Target Data licensed to Novo will not be shared with such Third Party.

5.4	Exceptions to Exclusivity

5.4.1	The exclusivity granted by Evotec pursuant to Sections 5.1 to 5.3 shall not prevent Evotec from:

a)

conducting screens on Target(s) if, (a) so requested by a Third Party or Affiliate and (b) solely in connection with screening to determine whether a certain compound has off-target activity. By way of example, if target A is a Target, and target B is a separate target, then Evotec would have the right to screen compounds that a Third Party is evaluating for use in connection with target B in a counter-screen containing Target A solely in order to attempt to determine whether such compounds have off-target activity against Target A. Evotec would, however, not be permitted to subsequently convert any findings into new target projects with or on behalf of such Third Party;

b)	determining biophysical properties (Kd, Ki, Kon, Koff, DH, DS) as part of compound screening and profiling campaigns;

c)

determining target protein-ligand complex structures by X-Ray crystallography and related methods if, (a) the Target is a target that was already in the public domain and (b) such ligands/compounds are provided by the Third Party; and

d)	conducting fee for service protein, cells, probes and other reagent production, without using any gene constructs that are part of this Agreement; and

e)

conducting any development activities outside of the Target Field, including IND enabling studies, CMC, formulation and API manufacture on candidate molecules as identified by a Third Party where the target might be known but is not required to perform the scope of work.

6.	GOVERNANCE

6.1

General. In order to fulfil the objectives of the Collaboration Activities, the Parties agree to each appoint an Alliance Manager and to establish a formal framework for the duration of the Collaboration Activities, consisting of a Joint Research Team (JRT), a Joint Project Team for each Project Target (JPT) and a Joint Steering Committee (JSC) within which the Parties shall, subject to the provisions of this Agreement, prepare and adopt strategies for the implementation and execution of the Research Plan and any Project Plans. Each such committee shall have an equal number of representatives from each Party, which shall be designated by each Party and be functionally aligned with each other. Meetings shall be conducted in person or by telephone or video

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conference or via electronic means as agreed by the Parties. Each such committee shall be co-chaired by a representative of each Party and decisions shall be made by unanimous consensus of its members, subject to the provisions of this Section 6. The location of the meeting of each such committee shall alternate between sites selected by each Party.

6.2	Alliance Managers.

6.2.1

Appointment and General Tasks of Alliance Managers. Upon the Effective Date, each Party will appoint and will maintain one employee to oversee the contact between the Parties, to, alternately, organize, run, and write minutes during the JSC meetings and to have such other responsibilities as referenced in the Research Plan and as may be agreed in writing after the Effective Date (each, an “Alliance Manager”).

6.2.2	Specific Tasks of Alliance Managers: Gate Keeping.

a)

The Alliance Manager of each Party shall act as sole and exclusive gate keeper for said Party as referenced in Section 5.3.2. In its role of gate keeper, the Alliance Manager of a Party will conduct all internal reviews to confirm that such Party is not prevented from working exclusively with the other Party on the Candidate Target as set out in this Section 5.2.

b)

Each Party hereby warrants to the other Party that its Alliance Manager shall treat the fact that a Candidate Target is considered for a Target strictly confidential and shall not share any Data on Candidate Targets (a) within its Party’s organization, including its Affiliates, other than on a need-to-know basis, or (b) with any Third Parties.

6.3	Joint Research Team (JRT).

6.3.1

Establishment and tasks of JRT. Within thirty (30) days of the Effective Date and for the duration of the Collaboration Term, the Parties shall establish and maintain a joint research team (“Joint Research Team” or “JRT”). The JRT shall be responsible for the general alignment and progression of the Parties’ joint research activities as set out in the Research Plan. As further specified in the Research Plan, the JRT shall meet on a regular basis, shall consist of an equal number of scientific representatives of each Party and shall report to the JSC. In particular, the JRT shall have the following tasks:

a)	executing the Collaboration Activities specified in the Research Plan;

b)	reviewing the data from the Target mining, identification and preliminary validation;

c)	selection and nomination of Targets for the Target Pool;

d)	regularly updating the Research Plan.

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6.3.2

Formation of JRT. Each Party shall appoint the relevant members of the JRT within thirty (30) days after the Effective Date. Each Party may designate substitutes for a member unable to attend a meeting or replace a member by a new member at any time by written notice, whereas substitutions shall be limited to the extent possible. Each Party shall furthermore designate one member of the JRT as manager (“JRT Managers”). The JRT Managers will alternately be responsible for organizing the meetings of the JRT and for distributing the agenda of the meetings. In order to ensure regular information of the JSC on the research activities conducted under the Research Plan, the JPT Managers may be invited to the meetings of the JSC to give updates as needed.

6.3.3

Dispute Resolution. If the JRT is unable to reach a decision on a matter, such matter shall be resolved in a second meeting to be held within twenty (20) Business Days from the meeting in which the disputed matter has remained unsolved. In the event that the JRT is again unable to resolve the matter the disputed matter shall be promptly referred to the JSC for resolution.

6.4	Joint Project Team (JPT).

6.4.1

Establishment and tasks of JPT. For each individual Project Target, the Parties shall establish a joint project team (“Joint Project Team” or “JPT”) and maintain such JPT during the term of the relevant Project. The JPT shall be responsible for the implementation and conduct of the Research Plan on a Project Target-by- Project Target basis. The JPT shall report to the JSC. In particular, the JPT shall have the following tasks:

a)	developing and proposing a Project Plan and amendments thereto;

b)	the day-to-day implementation and management of the Collaboration Activities in connection with each Project Plan;

c)	the oversight of timelines and costs;

d)	proposing the strategic research goals and directions for a Project;

e)	preparing and proposing milestones, go/no go criteria of each Project;

f)	executing a Project;

g)	monitoring the progress of a Project;

h)	proposing priorities within a Project;

i)	recommending a PDC to the JSC;

j)

preparing semi-annual detailed reports to be provided to JSC. The Parties have agreed that if the Compound is a Small Molecule Compound, Evotec’s JPT Manager shall be responsible for preparing said report. If the Compound is not a Small Molecule Compound, Novo shall be responsible for preparing the report.

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6.4.2

Formation of JPT. Each Party shall appoint the relevant members of the JPT within thirty (30) days following the written agreement on the respective Project Plan. The members of the JPT will be decided Project-wise for Evotec by Evotec JSC members and for Novo by Novo JSC members. In general, each JPT shall comprise of a minimum of one (1) pharmacologist and one (1) chemist from each Party. Each Party may designate substitutes for a member unable to attend a meeting or replace a member by a new member at any time by written notice, whereas substitutions shall be limited to the extent possible. Each Party shall furthermore designate one member of the JPT as JPT manager (“JPT Managers”). In order to ensure regular information of the JSC on the progress within a Project, the JPT Managers will be invited to the meetings of the JSC to give updates as needed.

6.4.3

Meetings and Decisions of the Joint Project Team. The JPT shall meet on a regular basis, but at least every month. The JPT members will meet personally at the offices of Novo and Evotec or on another location or another meeting mode, e.g. telephone or video conference. Representatives of each Party other than the members of the JPT may attend JPT meetings at the invitation of either Party with the prior approval of the other Party, which approval shall not be unreasonably withheld. The JPT Managers will alternately be responsible for organizing the meetings of the JPT and for distributing the agenda of the meetings. The responsible JPT Manager shall also prepare and update an action plan after the meetings which shall be sent to the other Party for review and approval not later than seven (7) Business Days after the meeting. The Parties shall then execute a final version of the action plan within additional seven (7) Business Days. In case of any objections against the accuracy or completeness of such action plan the reviewing Party will provide a written notice to the other members of the JPT. In the event that any such objection is not resolved by mutual agreement of the Parties, the action plan will be amended to reflect such unresolved dispute for Dispute Resolution.

6.4.4

Dispute Resolution. If the JPT is unable to reach a decision on a matter, such matter shall be resolved in a second meeting to be held within twenty (20) Business Days from the meeting in which the disputed matter has remained unsolved. In the event that the JPT is again unable to resolve the matter the disputed matter shall be promptly referred to the JSC for resolution.

6.5	Joint Steering Committee (JSC).

6.5.1

Establishment and tasks of the JSC. The Parties shall establish a joint steering committee (“Joint Steering Committee” or “JSC”) and maintain such JSC during the Collaboration Term. The JSC shall be responsible for the supervision and overall execution of the Collaboration Activities and make final decisions based on the proposals of the JRT and JPT. In particular, it shall have the following tasks:

(a)	the approval of the strategic research goals, priorities and the direction for the Projects;

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(b)	the decision of the molecular format for a Target;

(c)	the selection and replacement of Targets and Project Targets, Compounds and PDCs;

(d)	the approval of each Project budget, resources and resource allocation. For clarity, approval of the Project budget and changes in the same will also require Novo’s internal governance approval;

(e)	the approval the go/no go criteria and criteria for evaluation of the Projects;

(f)

endorsing and the submission of Milestone achievement to the relevant Novo internal committee for final decision and reporting on the Research and Development Milestones, provided always that no such decision shall be taken unless reasonably detailed information pertaining thereto has been submitted to the JSC in writing at least two (2) weeks prior to the meeting;

(g)	approving each Project Plan and any major change thereto and any non-fundamental scientific amendments thereto;

(h)	approving the workflow and allocation of resources for carrying out the Projects;

(i)	approving priorities for the Projects and capacities of the Parties;

(j)	monitoring timely execution of the Project Plans;

(k)	approving major outsourcing or collaboration agreements with Third Parties as appropriate;

(l)	approving the publication strategies;

(m)	resolving any issues that could not be resolved by the JRT and/or the JPT;

(n)	taking all other significant decisions relating to the Collaboration Activities.

6.5.2

Formation of the JSC. Within thirty (30) days of the Effective Date, each Party shall appoint two (2) of its senior research staff to the JSC. Each Party may designate substitutes with appropriate authority for a member unable to attend a meeting or replace a member by a new member at any time by written notice.

6.5.3

Meetings and decisions of the JSC. The JSC shall meet from time to time, but at least on a semi-annual basis. Each Party may, through its Alliance Manager, call a JSC meeting with not less than twenty (20) Business Days prior notice to the other, unless such notice is waived, and meetings shall be held alternately at the offices of Novo and Evotec, unless the Parties agree on another location. Instead of having a personal meeting the Parties may also agree from time to time to hold a JSC meeting by video or telephone conference or to take decisions in writing. Representatives of each Party other than the members of the JSC may attend JSC meetings at the invitation of either Party with the prior approval of the other Party, which approval shall not be unreasonably withheld.

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6.5.4

Dispute Resolution. In the event that the JSC cannot reach consensus on a matter within thirty (30) Business Days, such matter shall be referred to a Novo executive (SVP level or above) who shall have the final decision-making authority, and such decisions shall be binding on the Parties, provided such decisions are made in good faith and consistent with the provisions of this Agreement.

6.5.5	Limitation of Power of the Joint Steering Committee. The JSC will not have any power to amend this Agreement and will have only such powers as are specifically delegated to it under this Agreement.

6.6

Replacement of Personnel. Each Party shall have the right, at any time, to designate by written notice to the other Party a replacement for any of such Parties’ members on any of the committees mentioned in this Section 6, provided in such replacement has a functionally equivalent position (regardless of title) to the person being replaced.

6.7	Expenses. Each Party shall bear its own costs including travelling costs, for personnel serving on the committees mentioned in this Section 6.

7.	TECHNICAL INFORMATION, INFORMATION EXCHANGE, MATERIALS

7.1

Information Exchange. The Parties shall and shall cause their Affiliates, without additional compensation and at each Party’s sole expense, to make available to each other within thirty (30) days of the other Party’s request, all relevant technical information and material incorporating the Party’s Background IP necessary to initiate and conduct the Projects. Each Party shall use the technical information and materials obtained from the other Party only to the extent needed for the performance of its respective Collaboration Activities.

7.2

Information Update. During the Collaboration Term, the Parties shall disclose and make available to each other without charge any Project IPR and relevant new items of Background IP for use within the scope of the Collaboration Activities. Notwithstanding the foregoing, each Party shall only be required to provide or disclose to the other Party such parts of its technology and materials incorporated in the Background IP as it reasonably determines to be necessary for the other Party to perform its Collaboration Activities. Notwithstanding anything contained in this Agreement to the contrary, neither Party shall have any obligation to provide to the other Party any proprietary compounds, technology, information or materials that are unrelated to, or are not reasonably necessary for, the performance of the Collaboration Activities.

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7.3

Materials. If either Party provides or makes available to the other any Materials, the following shall apply: the receiving Party will not make the Material available to a Third Party without the prior written consent of the other Party and will make Material available to Affiliates only on a need-to-know basis for the performance of subcontracted activities under the Collaboration Activities or, with respect to Novo, for the further development and Commercialization of Products. Any unused portion of the Material will be, at the providing Party’s option, either returned to the providing Party upon completion of a Project or termination of the Agreement (whichever is relevant), or destroyed, whereas Novo shall be entitled to use any Material for the further development and Commercialization of Products. Unless provided otherwise herein, the receiving Party shall not use any Material provided to it by the other Party for any purpose other than in connection with this Agreement. In all other respects, Material shall be treated as Confidential Information pursuant to Section 17. Each Party shall use, store and handle any Material provided to it by the other Party in accordance with all Applicable Laws relating thereto and written instructions provided by the other Party.

The providing Party shall not be liable for and shall be indemnified by the other Party against any loss, claim, damage or liability which may arise from the use, storage or handling of the Material by the other Party except to the extent that any damages have been caused by the providing Party’s gross negligence or wilful misconduct.

7.4	Assistance. Each Party shall cooperate with any and all reasonable requests for assistance from the other Party with respect to the Collaboration Activities.

8.	RECORDS AND REPORTS

8.1

Record Keeping. Each Party shall prepare and maintain, or cause to be prepared and maintained, complete and accurate written records pertaining to its respective Collaboration Activities within a Project in sufficient detail and in good scientific manner fully compliant with patent and regulatory purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of its respective Collaboration Activities under a Project Plan, and which shall be retained by such Party for at least 5 (five) years after the termination of this Agreement, or for such longer period as may be required by any Applicable Laws. Such records shall be maintained in English.

8.2

Record Inspection. Each Party shall make such records available for inspection by the other Party at all reasonable times and deliver copies of such records to the other Party at the other Party’s reasonable request and cost.

8.3

Reports. Each Party will provide the JSC with regular oral or written reports detailing its Collaboration Activities under the Project Plans and the Project IPR. Detailed reports shall be submitted to the JSC at least twice a year, namely in each case at least 10 (ten) Business Days prior to the regular JSC meetings.

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9.	IP, IMPROVEMENTS AND DATA OWNERSHIP AND TRANSFER

9.1

Ownership of Background IP. Subject to the rights granted to Evotec under Section 10.2, Novo shall retain all rights, title, interest and ownership in and to Novo Background IP. Subject to the rights granted to Novo under Section 10.1, Evotec shall retain all rights, title, interest and ownership in and to Evotec Background IP.

9.2	Improvements.

9.2.1

Ownership of Improvements. All right, title and interest in and to the Improvements of Novo’s Background IP, and Patent Rights filed for and/or obtained in respect of the same, shall vest in Novo. All right, title and interest in and to the Improvements of Evotec’s Background IP, and Patent Rights filed for and/or obtained in respect of the same, shall vest in Evotec. For clarity, Party’s Improvements will be automatically included in the license granted by such Party to the other Party under Section 10.

9.2.2

Notification of Improvements. Each Party shall promptly inform the other Party in writing of any significant Improvements that may result out of the first-mentioned Party’s performance of the Collaboration Activities.

9.2.3

Assignment of Improvements. Novo hereby assigns to Evotec, and Evotec hereby accepts, all of its right, title and interest in and to any Improvements of the Background IP of Evotec and Novo shall ensure that its employees and agents promptly assign to Evotec any rights that they may have in or to such Improvements. Evotec hereby assigns to Novo, and Novo hereby accepts, all of its right, title and interest in and to any Improvements of the Background IP of Novo and Evotec shall ensure that its employees and agents promptly assign to Novo any rights that they may have in or to such Improvements. Each Party shall cooperate with the other Party, including but not limited to executing and delivering any instrument required to assign or transfer such Improvements to the other Party in accordance with this Section 9.2.

9.3	Data.

9.3.1

Ownership of Data. All right, title and interest in and to the Compound Data shall vest in Novo and shall be considered Novo’s Confidential Information. All right, title and interest in and to the Target Data shall vest in Evotec and shall be considered Evotec’s Confidential Information. For clarity, any right, title and interest in Data with regard to Candidate Targets proposed by Novo shall vest in Novo and shall be considered Novo’ Confidential Information.

9.3.2

Assignment of Data. Novo hereby assigns to Evotec, and Evotec hereby accepts, all of its right, title and interest in and to any Target Data. Evotec hereby assigns to Novo, and Novo hereby accepts, all of its right, title and interest in and to any Compound Data. Each Party shall cooperate with the other Party, including but not limited to transferring the Data to the other Party in accordance with this Section 9.3.

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9.4	Ownership of Compounds, Compound Data and Compound Patents.

9.4.1

Novo shall be the exclusive owner of all Compounds and all Compound Data, including any results, inventions, information and other Intellectual Property Rights relating thereto as generated under the Collaboration Activities, including all Know-How with regard to the relevance of a Hit within the Target Field by virtue of its affinity for a Target, and shall have the sole and exclusive right to apply for Patent Rights in and to the same, including Compound Patents. In case inventors employed by Evotec or otherwise entrusted by Evotec to carry out work under this Agreement will have to be designated as inventors in connection with Compound Patents, any rights, title and interest of such persons relating to such Compound Patents shall be, and are hereby, fully transferred by Evotec to Novo according to Section 9.9.1.

9.4.2

Evotec shall provide Novo with any and all assistance reasonably requested by Novo in connection with any Compound Patent applications filed in accordance with Section 9.4.1 at Novo’s expense, including but not limited to the making of assignments and the execution of documents for the prosecution of any of such Compound Patent applications. Evotec shall not research or develop the Compound, including any derivatives thereof that are made under this Collaboration, or any activities Covered by the Compound Patents outside of the Collaboration Activities or add such Compounds, or derivatives thereof that are made under this Collaboration, to the Evotec Library.

9.5

Ownership of Sole Project IPR, Data and Know-How. Unless stipulated otherwise in Sections 9.1 through 9.7, and subject to the mutual rights granted under Section 10.3, each Party shall be the sole and exclusive owner of any and all Project IPR, Data and Know-How which are made solely by such Party within the Collaboration Activities.

9.6

Ownership of Joint Project IPR, Data and Know-How. Unless stipulated otherwise in Sections 9.1 through 9.7, and subject to the mutual rights granted under Section 10.3, Project IPR, Data and Know-How which have been made under the Collaboration Activities and to which inventors from both Parties have contributed shall be jointly owned by the Parties.

9.7

Rights relating to Evotec Library Compounds and Hits. Subject to the rights granted to Novo under Section 10.1, as between the Parties, Evotec shall own the rights, including Intellectual Property Rights, in the Evotec Library Compounds. As a result, for clarity, Evotec is free to use the Evotec Library Compounds outside of the Collaboration Activities but is not allowed to divulge or use the Know-How that such certain Evotec Library Compound has shown affinity to a Target.

9.8

Ownership of Post-Collaboration IPR. For the avoidance of doubt, Novo shall be the exclusive owner of any and all Know-How, Data, inventions and Patent Rights generated by or on behalf of Novo after the Collaboration Term, including Novo Post-Collaboration IPR.

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9.9	Patent Prosecution, Enforcement and Maintenance

9.9.1

Patent Prosecution and Maintenance of Compound Patents and Novo Post-Collaboration IPR. Novo shall be the sole and exclusive owner of all Compound Patents and all Novo Post-Collaboration IPR. Novo shall be responsible at its own costs for the drafting, filing, prosecution, maintenance and enforcement of the Compound Patents and any Novo Post-Collaboration IPR, including the defense and settlement of claims from Third Parties regarding such Compound Patents and Novo Post-Collaboration IPR. Evotec shall ensure that any rights, title and interest in inventions covered by applications for such Compound Patents and Novo Post-Collaboration IPR, which rights, title and interest have originated (i) from inventors employed by Evotec or (ii) from inventors entrusted by Evotec to carry out work under the Collaboration Activities, shall be fully transferred to Evotec by appropriate means and Evotec herewith assigns to Novo any rights, title and interest in the Compound Patents and Novo Post-Collaboration IPR. Evotec shall reasonably cooperate with and assist the Novo in the prosecution, maintenance and enforcement of any Compound Patent and any Novo Post-Collaboration IPR, including by (i) consulting with Novo as it may reasonably request, and (ii) making its relevant and necessary scientists and scientific records reasonably available. In addition, Evotec shall sign and deliver, or use reasonable efforts to have signed and delivered, at Novo’s expenses, all documents necessary in connection with such prosecution, maintenance and enforcement

9.9.2

Patent Prosecution and Maintenance of Sole Project IPR. Each Party shall be responsible, without the obligation to do so, for the filing, prosecution, maintenance, defence and enforcement of any Patent Rights in connection with its sole Project IPR at its own expense.

9.9.3

Patent Prosecution and Maintenance of Joint Project IPR. Novo shall have the first right but not the obligation to file (in the name of both Parties), prosecute, maintain, defend and enforce Patent Rights Covering joint Project IPR (“Project Invention”). The Parties shall reasonably cooperate in the prosecution of such Patent Rights. Costs for such Patent Rights shall be borne by the Parties according to the respective share of the Parties in such Project Invention.

9.9.4

In the event that at any time during the Collaboration Term of this Agreement or within three (3) months after the date of expiry termination of this Agreement, Novo decides not to apply for Patent Rights for joint Project IPR or should intend to abandon or allow any such Patent Rights to be abandoned, Novo shall first offer to Evotec the opportunity to take over Novo’s share in such Patent Rights and the responsibility for prosecution and maintenance of such Patent Rights. In the event that at any time during the Collaboration Term of this Agreement Evotec should decide not to take over a share of such Patent Rights corresponding to Novo’s share in the joint Project Invention, Evotec shall offer to Novo to take over Evotec’s share in such Patent Rights.

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9.9.5

Notice. Each Party shall promptly notify the other Party in writing upon learning of any (a) actual or suspected infringement and/or misappropriation by a Third Party of a Party’s Background IP, Project Invention, Compound Patent or Novo Post-Collaboration IPR, or (b) a claim by a Third Party of invalidity, unenforceability and/or non-infringement of a Party’s Background IP, Project Invention, Compound Patent or Novo Post-Collaboration IPR. In the event that Novo and/or Evotec are sued or threatened with a suit by a Third Party which claims that work carried out under the Collaboration Activities is an infringement of a Patent Right owned by the Third Party, the Parties shall consult with each other as to the best manner to proceed.

9.9.6

Recovery. Neither Party shall enter into any settlement or compromise of any action under Section 9.9.5 which would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of the other Party, which shall not be unreasonably withheld. Except as otherwise provided, the costs and expenses of the Party bringing suit against a Third Party shall be borne by such Party, and any damages, settlements or other monetary awards recovered shall be shared as follows: (a) the amount of such recovery actually received by the Party controlling such action shall first be applied to the out-of-pocket costs of each Party in connection with such action; and then (b) the remainder of the recovery shall be treated as Net Sales hereunder if the suit was brought by Novo. If the suit was brought by Evotec, Evotec shall be entitled to recover the full award. The Parties shall agree in good faith the value of any non-monetary benefits.

10.	LICENSES

10.1	License to Novo.

10.1.1

Non-exclusive License to Evotec Background IP. Evotec hereby grants to Novo, free of charge, the non-exclusive, world-wide, perpetual, irrevocable, and, in accordance with Section 14.4 royalty-bearing, rights to use, exploit and sublicense through multiple tiers, the Evotec Background IP for the sole purpose of developing and Commercialising Products in the Territory, without the right to provide commercial contract research services to Third Parties.

10.1.2	License to Target Data.

a.

For the duration of the Target Exclusivity for a specific Target as referred to in Section 5.3.3 and subject to Section 5.4, Evotec hereby grants to Novo the sole and exclusive, world-wide and (in accordance with Section 14.4) royalty-bearing right to use, exploit and sublicense through multiple tiers, the Target Data of such Target, without the right to provide commercial contract research services to Third Parties.

b.

If and to the extent the Target Exclusivity for a specific Target as referred to in Section 5.3.3 does not apply, Evotec hereby grants to Novo, free of charge, the non-exclusive, world-wide, perpetual, irrevocable, right to use and sublicense through multiple tiers, the Target Data, without the right to provide commercial contract research services to Third Parties.

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c.

Any Target Data licensed to Novo under this Section 10.1.2 shall remain Evotec’s Confidential Information but, in deviation of Section 17.1, Novo shall be allowed to share such Target Data with its collaboration partners and subcontractors.

10.1.3

Non-exclusive right to Evotec Library Compounds. If and to the extent a Compound is developed from, or incorporates, an Evotec Library Compound, Evotec hereby grants to Novo, free of charge, non-exclusive, world-wide, perpetual, irrevocable, rights to use and sublicense through multiple tiers such Evotec Library Compound, and all Intellectual Property Rights owned or Controlled by Evotec Covering the same, for the further development and Commercialization of Products in the Territory, without the right to provide commercial contract research services to Third Parties.

10.2

License to Evotec. Novo hereby grants to Evotec and its Affiliates non-exclusive, world-wide, perpetual, irrevocable, fully paid-up and royalty-free rights to use the Novo Background IP for the sole purpose of fulfilling Evotec’s obligations under the Collaboration Activities.

10.3

Mutual License to Data, joint Know-How and Project IPR. Evotec hereby grants to Novo non-exclusive, world-wide, perpetual, irrevocable, fully paid-up and royalty-free rights to use and exploit Evotec’s sole Project IPR, Data and Know-How and its interest in the joint Data, the joint Know-How and the joint Project IPR according to Sections 9.5 and 9.6 for any purpose whatsoever, without the right to provide commercial contract research services to Third Parties. Novo hereby grants to Evotec non-exclusive, world-wide, perpetual, irrevocable, fully paid-up and royalty-free rights to use and exploit Novo’s sole Project IPR, Data and Know-How and its interest in the joint Data, the joint Know-How and the joint Project IPR according to Sections 9.5 and 9.6 for any purpose whatsoever.

10.4

No Implied Rights. No right or license under any Intellectual Property Right is granted or shall be granted by implication under this Agreement. Any rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.

11.	FURTHER DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS

11.1

During and after the Collaboration Term and subject to Section 14, Novo shall have the sole and exclusive right, but shall not be obliged, to independently further develop and Commercialize Products at its sole discretion.

12.	MANUFACTURE AND SUPPLY, REGULATORY MATTERS

12.1	Manufacture and Supply. Novo will be solely responsible for the manufacture and supply, either by itself, Affiliates or Third Parties, of the Products in the Territory.

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12.2

Regulatory Matters. Novo will be responsible for the preparation, filing, prosecution and maintenance of any IND and NDA for the Products in the Territory. Upon request of Novo, Evotec will assist Novo, as may be reasonably necessary, in the preparation of respective IND or NDA to Regulatory Authorities, including providing necessary documents or other materials required by Applicable Laws. Novo will be responsible for obtaining and maintaining any IND, NDA and Regulatory Approvals required for the Commercialization of Products in the Territory. Novo will be solely responsible for any communications with Regulatory Authorities occurring or required in connection with obtaining or maintaining any INDs or NDA’s and Regulatory Approvals for the Products in the Territory.

13.	COMPLIANCE

13.1	In respect of any activities performed under this Agreement, each Party agrees to comply with Applicable Laws

13.2

Animal welfare. Evotec has read and understood the “Novo Nordisk Principles on the use of animals” attached hereto as Annex B and agrees to adhere to and comply with these principles. Evotec shall give Novo access to its site upon reasonable notice that is not to be less than five (5) working days, in the event that Novo wishes to perform an animal welfare (monitoring) inspection prior to or during the term of this Agreement.

13.3

Use of Human bio samples and Personal Data. The Parties agree to comply, if and to the extent applicable, with the “Human Biosamples and Personal Data” appendix attached hereto as Annex C and that they have complied and will comply with all applicable laws and regulations concerning the use of human tissue and/or human body fluid for medical research purposes.

14.	CONSIDERATION

14.1	Upfront/ Exclusivity Fee and FTE support

14.1.1

Upfront/ Exclusivity Fee. In consideration of the rights granted by Evotec to Novo under Section 5 this Agreement, Novo shall pay Evotec a non-refundable fee of [***] after execution of this Agreement and after receipt of a respective invoice from Evotec in accordance with Section 15.3. Such fee will be unconditional and as such shall not be subject to any offset, credit, reduction or repayment for any reason whatsoever, whether provided for in this Agreement or not.

14.1.2

FTE Support. As consideration for Evotec providing the FTE support set out in Section 3.5 and as further specified in the Research Plan, Novo shall pay an amount of [***] per calendar year per FTE working on the Collaboration, without further claim for compensation from Evotec with respect thereto. Evotec shall invoice the FTE activities in advance on a Calendar Quarter basis and shall adjust to actuals retroactively in the next Calendar Quarter. If reasonably necessary, the FTE resources may be adjusted, subject to the approval of the JSC.

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14.1.3

Out-of-pocket expenses and additional costs. In addition to the other payments under this Section 14, Novo shall reimburse Evotec for any reasonable out-of-pocket expenses. Additional costs which could not have reasonably been expected, as well as additional efforts or work and changes in Evotec’s responsibilities and obligations hereunder, are not included and shall be remunerated separately.

14.1.4

FTE Reporting. Evotec shall compile its FTE capacity reports based on its time recording systems by the end of January of each year with respect to the previous calendar year. Evotec shall further ensure that such FTE capacity reports indicate the time spent on any particular work package of the then current Research Plan and/or Project Plan. Evotec shall keep complete and accurate records of such FTE, as described in this Section 14.1.4 for purposes of verification and audit as set out in Section 16. Such records shall be open to inspection by Novo for a period ending three (3) years after the relevant calendar year but not more than once per calendar year, by a nationally recognised independent certified public accountant selected by Novo to whom Evotec has no reasonable objections and retained at Novo’s expense. Said accountant shall sign a confidentiality agreement prepared by Evotec and reasonably acceptable to Novo and shall then have the right to examine the records kept pursuant to this Agreement and report to Novo the findings (but not the underlying data) of said examination of records as are necessary to evidence that the records were or were not maintained and used in accordance with this Agreement. A copy of any report provided to Novo by the accountant shall be given concurrently to Evotec. If said examination of records reveals any discrepancy of more than five percent (5%), then Evotec shall bear the expenses of said accountant.

14.2	Milestone Payments.

14.2.1

PDC Approval Milestone. Upon approval of a PDC by Novo, on a Project-by-Project basis, Novo shall pay Evotec a non-refundable PDC Approval Milestone of [***] after receipt of a respective invoice from Evotec in accordance with Section 15.3 This PDC Approval Milestone payment shall be payable only once per Project per approval of a PDC by Novo, and no amount shall be due for the subsequent PDC approval of a Back-up PDC within the same Project.

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14.2.2	R&D Milestones. Upon achievement of the following development and regulatory events, Novo will make R&D Milestone payments as follows:

R&D Milestone Event	If the Product is a Small Molecule Compound R&D Milestone payment in million Euro		If the Product is not a Small Molecule Compound R&D Milestone payment in million Euro
Dosing of fifth (5th) patient in a Phase 1 Clinical Trial	[	***]	[	***]
Dosing of fifth (5th) patient in a Phase 2 Clinical Trial	[	***]	[	***]
Dosing of fifth (5th) patient in a Phase 3 Clinical Trial	[	***]	[	***]
Regulatory Approval obtained in at least three (3) of the five (5) following countries: DE, FR, IT, ES, UK	[	***]	[	***]
Regulatory Approval by PMDA (Japan)	[	***]	[	***]
Regulatory Approval by FDA (US)	[	***]	[	***]

Total R&D Milestones per Product	[	***]	[	***]

14.2.3

For clarity, each R&D Milestone payment shall be payable only once per Product (i.e., for the first event by the first Product regardless of the repeated achievement of the milestone event by the same Product). If Novo discontinues all exploitation of a particular Product after having made one or more milestone payments on the achievement of one or more R&D Milestone events by such Product, there shall be no payment due upon the accomplishment of the same milestone event(s) for which such milestone payments were previously made with any Product used by Novo as a substitute, back-up, or replacement for the discontinued Product.

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14.2.4	Sales Milestones. Upon achievement of the following sales events, Novo will make Sales Milestone payments as follows:

Sales Milestone Event	If the Product is a Small Molecule Compound Sales milestone payment in million Euro		If the Product is not a Small Molecule Compound Sales milestone payment in million Euro
Annual Net Sales > 1,000,000,000 EUR	[	***]	[	***]
Annual Net Sales > 2,000,000,000 EUR	[	***]	[	***]

Total Sales Milestones per Product	[	***]	[	***]

14.2.5	For clarity, for the purpose of the above Sales Milestone payments, the annual Net Sales shall be calculated on a Product-by-Product basis and shall be payable only once per Product.

14.3

Reporting on Milestone Achievement and Payment. Novo shall provide written notice to Evotec of any occurrence of any of the milestones set forth in Sections 14.2.2 and 14.2.4 no later than fifteen (15) working days following the occurrence of the relevant milestone. Novo will make the milestone payments in accordance with this Section 14.2.

14.4	Royalty Payments.

14.4.1

Royalty Rates. Subject to the terms of this Agreement, in further consideration of the rights granted by Evotec to Novo hereunder, including the licenses set forth in Section 10.1 above and in recognition of Evotec’s contribution to the realisation of Products, Novo shall pay to Evotec , on an incremental basis, the following royalties of Net Sales of each Product Covered by a Valid Claim of a Compound Patent.

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Royalty rate	If the Product is a Small Molecule Compound		If the Product is not a Small Molecule Compound
Annual Net Sales < [***] EUR	[	***]	[	***]
Annual Net Sales > [***] EUR – < [***] EUR	[	***]	[	***]
Annual Net Sales > [***] EUR – < [***] EUR	[	***]	[	***]
> [***] EUR	[	***]	[	***]

By way of example, if the aggregate Net Sales of a Product that is a Small Molecule Compound in the Territory amounts to the royalty payable for that period (without considering any applicable reductions or offsets) would be calculated as follows: [***]

14.4.2

Royalty Term. The above royalty rates shall be payable on a country-by-country and Product-by-Product basis on the Net Sales of each Product from its First Commercial Sale and shall expire on a country-by-country basis on the later of (i) the date of expiration of the last to expire Valid Claim of the Compound Patent in said country, or (ii) [***] from the date of the First Commercial Sale of the Product in such country (“Royalty Term”). With regard to the calculation of the [***] period, the EU shall be considered one country.

14.4.3

Know-How Royalties. If, during the Royalty Term, the Product is not Covered by a Valid Claim of a Compound Patent in a country of the Territory in which the Product is sold, then Novo shall pay to Evotec a royalty reduced by [***] of the otherwise applicable royalty rate set forth in the table in Section 14.4.1.

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14.4.4

Third Party Payment Reduction. In the event that a Third Party Controls Intellectual Property Rights relating to the Product that Novo in good faith deems is necessary or useful to get a license (or otherwise access) to in order to Commercialize the Product, then Novo shall have the right (but not the obligation) to obtain a license (or otherwise access) to such Third-Party Intellectual Property Rights. The payments by Novo to Evotec under this Section 14 shall be subject to an offset equal to up to [***] of any payments Novo makes to such Third Party for a license or otherwise access to such Intellectual Property Rights, provided however, that the maximum amount to offset will be [***] of payments otherwise payable by Novo to Evotec.

14.4.5

Royalty Reporting. Each royalty payment shall be accompanied by a written report describing the Net Sales of the Product during the respective Calendar Quarter in each country in the Territory in which such Net Sales occurred, specifying the Net Sales in each country’s currency, the applicable royalty rate under this Agreement, the royalties payable in each country’s currency, including an accounting of deductions taken in the calculation of Net Sales, and the royalties payable in Euro.

14.4.6

Method and Manner of Royalty Payment. Novo shall deliver to Evotec, within forty-five (45) days following the end of each Calendar Quarter after the First Commercial Sale of the first Product, a royalty report as set forth in Section 14.4.5 along with Novo’s payment to Evotec of any royalty due and payable to Evotec for such Calendar Quarter. All royalty payments shall be computed and paid in Euro.

15.	PAYMENT AND TAXES

15.1

Payment Method, Interest, and Exchange Rate. All payments under this Agreement will be made in EUR regardless of the countries in which Net Sales are made. Net Sales made in currencies other than EUR will be converted into EUR using the exchange rate as used in Novo’s external accounting reporting process and in compliance with IFRS.

15.2	Evotec Account. Payment by Novo under this Agreement shall be made by wire transfer of immediately available funds to the following account:

[***]

15.3

Invoicing. All agreed payments are net payments. All payments due under this Agreement shall be paid within forty-five (45) days of receipt of a written invoice specifying the relevant payment and the amount due plus VAT if applicable, unless a different due date is indicated in this Agreement. Evotec shall invoice Novo according to Novo’s invoicing instructions attached to this Agreement as Annex D.

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15.4

Late Payments. Any payments due under this Agreement shall be due on such date as specified in this Agreement. Any failure by Novo to make a payment within ten (10) days after the due date obligate Novo to pay interest on the due payment to Evotec. The interest period shall commence on the due date (inclusive) and end on the payment date (exclusive). Interest shall be calculated based on the actual number of days in the interest period divided by 360 (three hundred sixty). The interest rate per annum shall be equal to the prevailing 1 (one) month Euro London Interbank Offered Rate for the date that payment was due, as reported by the European Central Bank in Frankfurt, Germany, prior to the due date and reset to the prevailing 1 (one) month rate in monthly intervals thereafter, plus a premium of one (1) percentage points, or shall be equal to an interest rate according to local legal provisions, whatever is lesser, but in any case not below zero (0).

15.5	Taxes

15.5.1

General. Evotec shall pay any and all taxes levied on account of all payments it receives under this Agreement. All remunerations mentioned in this Agreement are net values. Value added tax, sales tax or similar taxes will be charged and invoiced additionally with the appropriate rate if legally required and has to be paid by Novo after receipt of a correct invoice, which meets all legal requirements according to the applicable VAT law.

15.5.2

Withholding Tax. If Novo is legally required to withhold any taxes from payments due hereunder, Novo shall be entitled to deduct and withhold such taxes from the amount payable to Evotec. If Novo is required by law to deduct withholding tax, then the Parties shall co-operate in all respects and take all reasonable steps necessary to (a) lawfully avoid the making of any such deduction or (b) to enable Evotec to obtain a tax credit in respect of the amount withheld. If the withholding tax rate is reduced according to the regulations in the Double Tax Treaty, no deduction shall be made or a reduced amount shall be deducted only if Novo is timely furnished with necessary documents by Evotec, certifying that the payment is exempt from tax or subject to a reduced tax rate.

15.5.3

Any withheld tax shall be treated as having been paid by Novo to Evotec for all purposes of this Agreement. Novo shall timely forward the tax receipts certifying the payments of withholding tax on behalf of Evotec. If Novo missed to deduct withholding tax but is still required by tax law to pay withholding tax on account of Evotec to the tax authorities, Evotec shall assist Novo with regard to all procedures required in order to obtain reimbursement by tax authorities or, in case tax authorities will not reimburse withholding tax to Novo, Evotec will immediately refund the tax amount.

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16.	RECORDS AND AUDIT

16.1

Record Maintenance and Audit. Novo will keep and maintain, and cause its Affiliates and licensees, who have been granted rights to sell a Product, to keep and maintain, on a country-by-country basis for each Product complete and accurate records of sales of Product so that the royalties payable and the royalty statements may be verified. Such records shall be, upon Evotec’s written request, during reasonable business hours and within thirty (30) days of such written request, open to inspection during business hours for a three (3) year period after the royalty period to which such records relate, but in any event not more than once per calendar year, by a nationally recognised independent certified public accountant selected by Evotec among either PWC, E&Y, KPMG or Deloitte to whom Novo has no reasonable objections and retained at Evotec’s expense. Said accountant shall sign a confidentiality agreement prepared by Evotec and reasonably acceptable to Novo and shall then have the right to examine the records kept pursuant to this Agreement and report to Evotec the findings (but not the underlying data) of said examination of records as are necessary to evidence that the records were or were not maintained and used in accordance with this Agreement. A copy of any report provided to Evotec by the accountant shall be given concurrently to Novo. If said examination of records reveals any underpayment(s) of the royalty payable, then Novo shall promptly pay the balance due to Evotec, and if the underpayment(s) is/are more than 5%, then Novo shall also bear the expenses of said accountant. If said examination of records reveals any overpayment(s) of royalty payable, then Evotec shall either, at Novo’s choice, pay the balance due to Novo or credit the amount overpaid against Novo’s future royalty payment(s), if any.

16.2

Any records or accounting information received from Novo and the results shall be Novo’s Confidential Information for the purpose of Section 17 and Evotec shall cause its accountant to comply with confidentiality provisions as stringent as set forth in Section 17.

16.3

Audit Disagreement. If there is a dispute between the Parties following any audit performed pursuant to Section 16.1, either Party may refer the issue (an “Audit Disagreement”) to an independent certified public accountant for resolution. In the event an Audit Disagreement is submitted for resolution by either Party, the Parties shall comply with the following procedures.

(a)	The Party submitting the Audit Disagreement for resolution shall provide written notice to the other Party that it is invoking the procedures of this Section 16.3;

(b)	Within thirty (30) days of the giving such notice, the Parties shall jointly select a recognized international accounting firm to act as an independent expert to resolve such Audit Disagreement;

(c)

The Audit Disagreement submitted for resolution shall be described by the Parties to the independent expert, which description may be in written or oral form, within ten (10) Business Days of the selection of such independent expert;

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(d)	The independent expert shall render a decision on the matter as soon as practicable;

(e)

The decision of the independent expert shall be final and binding unless such Audit Disagreement involves alleged fraud, breach of this Agreement or construction or interpretation of any of the terms and conditions thereof;

(f)

All fees and expenses of the independent expert, including any third party support staff or other costs incurred with respect to carrying out the procedures specified at the direction of the independent expert in connection with such Audit Disagreement, shall be borne by each Party in inverse proportion to the disputed amounts awarded to the Party by the independent expert through such decision (e.g. the licensor disputes € 100, the independent expert awards the licensor € 60, then the licensor pays forty percent (40%) and the licensee pays sixty percent (60%) of the independent expert’s costs).

17.	CONFIDENTIALITY AND PUBLICATION

17.1

Non-Disclosure of Confidential Information. Except as expressly otherwise provided herein, the Parties agree that, for the term of this Agreement and for five (5) years thereafter, the Receiving Party will (a) use Commercially Reasonable Efforts to maintain in confidence Confidential Information of the other Party in a manner similar to its own proprietary industrial information, however, not using less than a reasonable standard of care and not to disclose such Confidential Information to any Third Party without prior written consent of the Disclosing Party, except for disclosure made in confidence to any Third Party under terms consistent with this Agreement and made in furtherance of this Agreement or of rights granted to a Party hereunder, and (b) not use such Disclosing Party’s Confidential Information for any purpose except those permitted by this Agreement (it being understood that this subsection (b) shall not create or imply any rights or licenses not expressly granted under this Agreement).

17.2	Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is necessary in the following instances:

(a)	filing or prosecuting Patents as permitted by this Agreement in order to obtain Patent Rights;

(b)	regulatory filings for Product(s) which such Party has a license to develop hereunder;

(c)

complying with applicable court orders or governmental regulations or law. If the Receiving Party becomes legally required to disclose any Confidential Information provided by the Disclosing Party, the Receiving Party will give the disclosing Party, to the extent reasonably possible, prompt notice of such fact so that the disclosing Party may obtain a protective order or other appropriate remedy concerning such disclosure. The Receiving Party will make such disclosure only to the extent that such disclosure is legally required and will use its reasonable efforts to have confidential treatment accorded to the disclosed Confidential Information; and

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(d)

disclosure to (potential) Sublicensees provided that such Sublicensee agrees to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Section.

17.3

For the avoidance of doubt, (a) Novo Background IP, the Compounds and the Intellectual Property Rights related to the Compounds, Novo’s sole Project IPR and the Know-How with regard to the relevance of a Hit in the Target Field by virtue of its affinity to a Target, shall be considered Novo’s Confidential Information and Evotec the Receiving Party in the meaning of this Section 17; (b) Evotec Background IP and Evotec’s sole Project IPR shall be considered Evotec’s Confidential Information and Novo the Receiving Party in the meaning of this Section 17; and (c) the joint Project IPR, the Research Plan, the Project Plans, and the terms of this Agreement shall be considered Confidential Information of both Parties and each Party as Receiving Party in the meaning of this Section 17.

17.4

Public Domain. Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

17.5

Publications. Notwithstanding the provisions of Section 22.7, Novo shall have the right to publish or present information arising from the development of the Product, provided, however, that, if such publication contains any Confidential Information of Evotec, Evotec shall have the right to review and comment on any material proposed for such publication or presentation by Novo, such as by oral presentation at scientific conferences or seminars, scientific journal manuscripts or abstracts. Before any such material is submitted for publication or presentation, Novo shall deliver a complete copy of such material to Evotec at least forty-five (45) days prior to the proposed submission for publication or presentation and Evotec shall give its comments to Novo within thirty (30) days following delivery of such material. With respect to oral presentation materials and abstracts, Evotec shall expedite review of such material and to provide comments (if any) to Novo within fifteen (15) working days following the date of delivery of such material to Evotec. Novo shall (a) give due consideration to any editorial comments of Evotec, (b) comply with Evotec’s reasonable request to delete references to Evotec’s Confidential Information in any such material, and (c) delay any submission for publication or presentation for a period of up to an additional ninety (90) days for the purpose of preparing and filing appropriate patent applications. Evotec staff that substantially contributed to the publication or presentation shall be mentioned as the (co-)authors of such publication or presentation

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17.6

Use of Names. Neither Party shall use the name of the other Party in relation to this transaction in any public announcement, press release or other public document without the written consent of such other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may use the name of the other Party in any document filed with any Regulatory Authority or other authority to comply with legal or regulatory requirements, including the FDA, the EMA and the Securities and Exchange Commission.

18.	REPRESENTATIONS AND WARRANTIES, LIMITATION OF LIABILITY

18.1	Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that, as of the Effective Date:

18.1.1

such Party (a) has the authority and right to enter into this Agreement and perform its obligations hereunder, and (b) has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

18.1.2

this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other mandatory laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance;

18.1.3

to its knowledge, after internal inquiry into the relevant subject matter, as of the Effective Date, its performance of the obligations that arise on its part out of this Agreement shall not involve any misappropriation or improper use of any properties or assets (including but not limited to any Know-How and/or other Intellectual Property Rights) of a Third Party,

18.1.4

it has full legal or beneficial title, ownership or Control to its Background IP, and to the best of its knowledge it has the rights necessary to grant the licenses to the other Party in accordance with Section 10.1 and 10.2 respectively; and;

18.1.5

it is self-insured or covered and will continue to be covered, and will require its Affiliates, to be self-insured or covered at its own cost, by a comprehensive general liability insurance program (including product liability (if applicable), public liability and environmental liability) on terms customary in the pharmaceutical industry which is adequate and sufficient to secure that Party’s obligations, and, as the case may be, obligations of its Affiliates, under this Agreement, at a coverage of at least 5,000,000 USD (Five Million US Dollars) per occurrence per year.

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18.2	Additional Representations and Warranties.

18.2.1	Warranties of Evotec. Evotec hereby represents, warrants and covenants to Novo that as of the Effective Date:

a)

it has not granted, is not under any obligation to grant, and during the term of this Agreement will not grant, any rights to any Third Party which would conflict with the rights granted to Novo hereunder;

b)

there are no pending actions, suits, proceedings or claims by any Third Party, pending investigations or other proceeding by any government authority, against Evotec that may adversely affect Evotec’s performance of its obligations under this Agreement;

c)

Evotec shall be solely responsible for payment of, and shall fully and timely pay, any and all license fee, maintenance fee, royalty, milestones, sublicensing revenue, assignment fee or similar payment obligations under any agreement between Evotec and a Third Party existing at the Effective Date which accrue with respect to the practice by Novo, its Affiliates and Sublicensees of the Evotec Background IP and the Evotec Library Compounds licensed to Novo under this Agreement;

d)	Evotec has, and will for the duration of the Collaboration Activities, not terminate the license agreements enabling Evotec’s access to the SKS data and the NURTuRE Biobank;

e)

to Evotec’s knowledge after reasonable inquiry into the relevant subject matter, the Evotec Background IP is not subject to any restrictions, liens or encumbrances that would limit the rights to be granted to Novo under this Agreement;

f)

Evotec is not aware that the practice of the Evotec Background IP in the performance of the Collaboration Activities and use of the Hits in the performance of the Collaboration Activities will infringe any Patent Rights or other Intellectual Property Rights of Third Parties;

g)	there have been no inventorship or ownership challenges with respect to any of the Evotec Background Patents;

h)

to Evotec’s knowledge, neither Evotec nor any of its Affiliates or their respective current or former employees have misappropriated any of the Background Know-How from any Third Party relevant for the performance of the Collaboration Activities, and Evotec is not aware of any claim by a Third Party that such misappropriation has occurred;

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i)

to Evotec’s knowledge, after reasonable inquiry into the relevant subject matter, there are no actual, pending, alleged or threatened adverse actions, suits, administrative proceedings, claims, re-examinations, oppositions, interferences or formal governmental investigations involving the Background IP relevant for the performance of the Collaboration Activities by or against Evotec or any of its Affiliates in or before any court, governmental authority or Regulatory Authority;

j)

Evotec has not been debarred and is not subject to any debarment and Evotec will not use in any capacity, in connection with the Collaboration Activities to be performed under this Agreement, any person who has been debarred pursuant to section 306 of the United States Federal Food, Drug, and Cosmetic Act or similar provisions in other countries, or who is the subject of a conviction described in such sections. Evotec agrees to inform Novo in writing immediately if it or any person who is performing services hereunder is debarred or is the subject of a conviction described in section 306 or similar provisions in other countries, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to Evotec’s or its Affiliates’ knowledge, is threatened, relating to the debarment or conviction of Evotec or any person performing services hereunder.

18.2.2

Warranty of Novo. Novo hereby represents and warrants to Evotec that, as of the Effective Date, Novo after reasonable inquiry into the relevant subject matter, is not aware that the practice of the Novo Background IP in the performance of the Collaboration Activities will infringe any Patent Rights or other Intellectual Property Rights of Third Parties.

18.2.3

No Implied Warranties. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 18.1 AND 18.2, NOVO AND EVOTEC MAKE NO REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND NOVO AND EVOTEC EACH SPECIFICALLY DISCLAIM ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS, STATUTORY OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. NOVO DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF LICENSED PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT, IF COMMERCIALIZED, ANY PARTICULAR SALES LEVEL WILL BE ACHIEVED.

19.	INDEMNIFICATION

19.1

Indemnification by Novo. Novo shall indemnify, defend and hold harmless Evotec and Evotec’s Affiliates, directors, officers, employees and agents from and against any and all suits, claims, actions, demands, liabilities, expenses and/or loss (jointly: “Losses”), including reasonable legal expenses and reasonable attorneys’ fees arising

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from claims made by Third Parties, which Losses result directly or indirectly from (a) any misrepresentation or breach of any warranty covenant or agreement made by Novo in this Agreement; (b) Novo’s willful misconduct or gross negligence in the conduct of its activities under this Agreement; and (c) any infringement of any Third Party rights by the use of Intellectual Property Rights owned or Controlled by Novo; it being understood that the indemnification referred to in this Section 19.1 shall not apply to the extent that Evotec is obligated to indemnity Novo pursuant to Section 19.2.

19.2

Indemnification by Evotec. Evotec hereby agrees to indemnify, defend and hold harmless Novo and Novo’s Affiliates, directors, officers, employees and agents from and against any and all Losses, including reasonable legal expenses and reasonable attorneys’ fees arising from claims made by Third Parties, which Losses result directly or indirectly from (a) any misrepresentation or breach of any warranty covenant or agreement made by Evotec in this Agreement; (b) Evotec’s wilful misconduct or gross negligence in the conduct of its activities under this Agreement; and (c) any infringement of any Third Party rights by the use of Novo of the Intellectual Property Rights owned or Controlled by Evotec in the performance of the Collaboration Activities; it being understood that the indemnification referred to in this Section 19.2 shall not apply to the extent that Novo is obligated to indemnify Evotec pursuant to Section 19.1.

19.3

Procedure. The Indemnified Party shall, if the Indemnifying Party acknowledges that such Claim falls within the scope of its indemnification obligations hereunder, permit the Indemnifying Party to assume direction and control of the defence, litigation, settlement, appeal or other disposition of the claim (including the right to settle the claim solely for monetary consideration); provided, that the Indemnifying Party shall seek the prior written consent (not to be unreasonably withheld or delayed) of Indemnified Party as to any settlement which would diminish or materially adversely affect the scope, exclusivity or duration of any Patent Rights licensed under this Agreement, would require any payment by the Indemnified Party, would require an admission of legal wrongdoing in any way on the part of the Indemnified Party, or would effect an amendment of this Agreement. Provided that an Indemnified Party has complied with the foregoing, the Indemnifying Party shall provide attorneys reasonably acceptable to the Indemnified Party to defend against any such claim. Subject to the foregoing, an Indemnified Party may participate in any proceedings involving such claim using attorneys of its choice and at its expense. In no event may an Indemnified Party settle or compromise any claim for which it intends to seek indemnification from the Indemnifying Party hereunder without the prior written consent (such consent not to be unreasonably withheld or delayed) of the Indemnifying Party, or the indemnification provided under this Section 19.3 as to such claim shall be null and void. The reasonable legal expenses and reasonable attorneys’ fees arising from claims made by Third Parties incurred by the Indemnified Party in connection with any Loss, shall be reimbursed on a Calendar Quarterly basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party for such Loss.

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19.4

Obligation to Co-Operate. Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a Third Party, each Party to this Agreement and their Affiliates shall cooperate in the defence or prosecution thereof, including by providing access to and copies of pertinent records and making available for testimony relevant individuals (subject to its control), as reasonably requested by, and at the expense of, the Indemnifying Party.

19.5

Other Indemnified Persons. For the purposes of this Section 19, the indemnification of the Indemnified Party shall also include the indemnification of the Indemnified Party’s directors, officers, employees, Affiliates, agents and Third Parties performing services for the Indemnified Party.

19.6

Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF SECTION 17 (CONFIDENTIALITY AND PUBLICATION) AND WITHOUT PREJUDICE TO THE OBLIGATION OF EITHER PARTY TO INDEMNIFY THE OTHER IN RESPECT OF CLAIMS BY A THIRD PARTY UNDER SECTION 19.1 or 19.2, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER INDIRECT DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; PROVIDED, HOWEVER THAT THIS SECTION 19.6 SHALL NOT BE CONSTRUED TO LIMIT DAMAGES AWARDED SPECIFICALLY IN RESPECT OF EITHER PARTY’S GROSS NEGLIGENCE OR WILLFULLY WRONGFUL CONDUCT.

20.	TERM AND TERMINATION

20.1

Collaboration Term. The Collaboration Term shall commence on the Effective Date and, unless sooner terminated as provided herein, shall continue in force for a term of six (6) years unless earlier termination or expiry of this Agreement by a Party under this Section 20 (the “Collaboration Term”).

20.2

Term of the Agreement. The term of this Agreement shall commence on the Effective Date and continue until expiration, on a Product-by-Product basis, of the last-to-expire Royalty Term for such Product, unless earlier terminated as provided for in this Section 20. Upon the expiration of the Royalty Term with respect to a Product in a country, Novo shall have a fully-paid-up perpetual license under Section 10.1 to research, develop, make, use, manufacture, register, offer for sale, sell, have sold, import and export, distribute, and market Product in such country.

20.3

Termination of a Project or the Agreement by Novo without Cause. During the term of this Agreement, Novo is entitled (i) to terminate a Project at any time without cause by giving three (3) months prior written notice but no more than one (1) Project per calendar month, and (ii) to terminate this Agreement at any time without cause by giving six (6) months prior written notice. The Parties agree that the Project objectives as

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defined in the individual Projects are target objectives. The Parties’ ability to fulfil these objectives is, inter alia, at least in part dependent on technical parameters defined from time to time. Evotec and Novo agree that any failure to meet the defined Project objectives shall not be deemed a material breach by either Party of its obligations under the Projects, provided that both Parties use Commercially Reasonable Efforts to fulfill the Project objectives, including each Party’s adherence to the expressed and mutually agreed Project Plans. Termination of a specific Project will be effective only as to such specific Project, as the case may be, and shall not affect the validity of this Agreement or the continuation of other Projects; unless the breach is of a general nature and also impacts other Projects. In such case, either Party may have the right to terminate this Agreement pursuant to Section 20.4.

20.4

Termination of a Project or Agreement by either Party for Cause. Notwithstanding the stipulation in Section 20.2 hereof, if either Party commits a material breach of its obligations under a Project or under this Agreement, the non-breaching Party may notify the breaching Party in writing specifying the nature of breach in reasonable detail and calling the breaching Party to cure such breach. If the breaching Party fails to remedy such breach within (a) forty-five (45) days in case of a payment due under this Agreement or (b) ninety (90) days in case of any other breach (or, if the breach cannot reasonably be remedied within remedy periods, failure by the other Party to make good faith efforts diligently to pursue completion of remedy) upon receipt of the foregoing notice from the non-breaching Party, the non-breaching Party may terminate the relevant Project or the Agreement (whichever is relevant) with immediate effect upon further written notice to the breaching Party.

20.5

Termination by either Party for Bankruptcy. Notwithstanding the stipulation in this Section 20, a Party shall be entitled to terminate this Agreement with immediate effect if the other Party files in any court or agency pursuant to any statute or regulation pertaining to bankruptcy, solvency, or payment of debts, of any state or country, a petition in bankruptcy or insolvency or for reorganisation or for an arrangement or for the appointment of a receiver or trustee of such Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of creditors.

21.	EFFECTS OF TERMINATION

21.1	General Effects of Termination.

a)

Accrued Obligations. Termination or expiry of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party nor preclude either Party from pursuing all rights and remedies it may have.

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b)

Transition Plan and Minimization of Costs. Upon termination of this Agreement or an individual Project by Evotec or Novo for any reason, the Parties shall, in good faith, work out a transition plan to secure an orderly wind-down of their respective Collaboration Activities, return the relevant Materials to each other, complete and deliver required reports and accountings, and settle any other outstanding issues. Evotec shall use best efforts to minimize the costs related to such wind-down to Novo.

c)

Return of Information. Each Party shall promptly return or destroy upon the written request of the other Party either all or, in case an individual Project is terminated, the Project-specific Confidential Information and Materials of the other Party that are not subject to a continuing license or continuing other rights and obligations hereunder; provided, that each Party may retain one copy of the Confidential Information of the other Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations hereunder.

d)

In addition to the general provisions of this Sections 21.1 and 21.10 (Survival), the provisions of the following Sections 21.2 through 21.9 shall apply in the specific circumstances referenced therein.

21.2

Effects of Novo’s Termination of a Project without Cause pursuant to Section 20.3. If Novo, on the basis of Section 20.3, without cause, during the Collaboration Term terminates a Project, the following shall apply as of the effective date of termination:

a)	The license granted to Evotec under Section 10.2 shall terminate with respect to the terminated Project;

b)

Novo shall continue to have the right, but not the obligation, to further develop and Commercialize the Compound(s) of the terminated Project, in which case any payment obligations of Novo to Evotec set forth under Section 14 shall remain in effect with respect to such Compound(s). In deviation of Section 14.2.1, if, after termination of a Project, Novo continues the development of a Compound of such Project, the PDC Approval Milestone shall become payable;

c)

If the Compound of the terminated Project is a Small Molecule Compound, and unless such Compound has progressed to a Product, Evotec shall have the right, but not the obligation, to present a commercial proposal to Novo for the in-licensing of such Compound and pertaining Compound Patents. Novo shall give such proposal due consideration. Any decision as to whether to enter into a license agreement with Evotec as well as the terms of such license will be at Novo’s sole discretion;

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d)

All other rights and obligations set forth in this Agreement shall remain in effect if and for as long as Novo uses Commercially Reasonable Efforts to develop and Commercialize a Product that includes or consists of a PDC with a Compound that modulates a Project Target, including for clarity, Evotec’s Target Exclusivity obligations under Section 5.3 and the licenses granted under 10.1 to 10.3 in respect of the Project Target of the terminated Project. Novo will provide Evotec with annual reports with respect to any such development and Commercialization, containing a high-level overview of Novo’s activities and any upcoming milestone payments, royalty payments or other payments.

21.3

Effects of Novo’s Termination of the Agreement without Cause pursuant to Section 20.3. If Novo, on the basis of Section 20.3, terminates the Agreement without cause, the following will apply as of the effective date of termination:

a)	The license granted to Evotec under Section 10.2 shall terminate;

b)

Novo shall continue to have the right, but not the obligation, to further research, develop and Commercialize the Compound(s), in which case any payment obligations of Novo to Evotec set forth under Section 14 shall remain in effect with respect to such Compound(s). In deviation of Section 14.2.1, if, after termination of a Project, Novo continues the development of a Compound of such Project the PDC Approval Milestone shall become payable;

c)

Evotec’s Target Exclusivity obligations under Section 5.3 shall remain in effect in respect of any Target if and for as long as Novo uses Commercially Reasonable Efforts to develop and Commercialize a Product that includes or consists of a PDC with a Compound that modulates such Target. Novo will provide Evotec with annual reports with respect to any such development and Commercialization, containing a high-level overview of Novo’s activities and any upcoming milestone payments, royalty payments or other payments;

d)

If a Compound is a Small Molecule Compound and unless such Compound has progressed to a Product, Evotec shall have the right, but not the obligation, to present a commercial proposal to Novo for the in-licensing of the Compound and pertaining Compound Patents. Novo shall give such proposal due consideration. Any decision as to whether to enter into a license agreement with Evotec, as well as the terms of such license, will be at Novo’s sole discretion;

e)	Subject to Sections 21.1 and 21.10, all other rights and obligations set forth in this Agreement shall terminate.

21.4

Effects of Novo’s Termination of a Project for Cause pursuant to Section 20.4. If Novo, for cause, terminates one or more Projects pursuant to Section 20.4 (breach by Evotec), the following shall apply as of the effective date of termination of such Project:

a)	The license granted to Evotec under Section 10.2 shall terminate with respect to the terminated Project;

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b)

Novo shall continue to have the right, but not the obligation, to further research, develop and Commercialize the Compound(s) of the terminated Project. In deviation of Section 14.2.1, if, after termination of a Project, Novo continues the development of a Compound of such Project the PDC Approval Milestone shall become payable. Any payment obligations of Novo to Evotec set forth under Sections 14.2.1, 14.2.2, 14.2.4 and 14.4 shall be reduced by fifty percent (50%) with respect to such Compounds and Products.

c)

All other rights and obligations set forth in this Agreement shall remain in effect if and for as long as Novo uses Commercially Reasonable Efforts to develop and Commercialize a Product that includes or consists of a PDC with a Compound that modulates a Project Target, including for clarity, Evotec’s Target Exclusivity obligations under Section 5.3 and the licenses granted under 10.1 to 10.3 in respect of the Project Target of the terminated Project. Novo will provide Evotec with annual reports with respect to any such development and Commercialization, containing a high-level overview of Novo’s activities and any upcoming milestone payments, royalty payments or other payments.

21.5

Effects of Novo’s Termination of the Agreement for Cause pursuant to Section 20.4. If Novo, for cause, terminates the Agreement pursuant to Section 20.4 (breach by Evotec), the following shall apply as of the effective date of termination of the Agreement:

a)	Novo shall have the right, but not the obligation, to further research, develop and Commercialize Compounds and Products;

b)	The licenses granted to Novo under Section 10.1 shall remain in effect with respect to such Compounds and Products.

c)

Provided that, prior to the breach by Evotec, at least one Compound had reached PDC approval, any payment obligations of Novo to Evotec set forth under Sections 14.2.1, 14.2.2, 14.2.4 and 14.4 shall be reduced by fifty percent (50%) with respect to such Compounds and Products.

d)

Evotec’s Target Exclusivity obligations under Section 5.3 shall remain in effect in respect of any Target if and for as long as Novo uses Commercially Reasonable Efforts to develop and Commercialize a Product that includes or consists of a PDC with a Compound that modulates such Target. Novo will provide Evotec with annual reports with respect to any such development and Commercialization, containing a high-level overview of Novo’s activities and any upcoming milestone payments, royalty payments or other payments;

e)	Subject to Sections 21.1 and 21.10, all other rights and obligations set forth in this Agreement shall terminate.

21.6

Effects of Evotec’s Termination of a Project for Cause pursuant to Section 20.4. If one or more Project(s) are terminated by Evotec for cause pursuant to Section 20.4 (breach by Novo), the following shall apply as of the effective date of termination of the Project:

a)	Evotec’s Target Exclusivity obligations set forth in Section 5.3 shall terminate with respect to the relevant Project Target;

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b)

In deviation of Section 14.2.1, if Novo decides to continue the development of a Compound of the terminated Project, which Compound had not yet reached PDC approval, the PDC Approval Milestone shall become payable for such Compound;

c)	The license granted by Novo to Evotec under Section 10.2 shall terminate in respect of the terminated Project;

d)

If the Compound of the terminated Project is a Small Molecule Compound, and unless such Compound has progressed to a Product, Evotec shall have the right, but not the obligation, to present a commercial proposal to Novo for the in-licensing of the Compound and pertaining Compound Patents. Novo shall give such proposal due consideration. Any decision as to whether to enter into a license agreement with Evotec as well as the terms of such license will be at Novo’s sole discretion;

e)

All other rights and obligations set forth in this Agreement shall remain in effect if and for as long as Novo uses Commercially Reasonable Efforts to develop and Commercialize a Product that includes or consists of a PDC with a Compound that modulates a Project Target, including for clarity, the licenses granted under 10.1 to 10.3 in respect of the Project Target of the terminated Project. Novo will provide Evotec with annual reports with respect to any such development and Commercialization, containing a high-level overview of Novo’s activities and any upcoming milestone payments, royalty payments or other payments.

21.7

Effects of Evotec’s Termination of the Agreement for Cause pursuant to Section 20.4. If the Agreement is terminated by Evotec for cause pursuant to Section 20.4 (breach by Novo), the following shall apply as of the effective date of termination of the Agreement:

a)

If a Compound is a Small Molecule Compound, and unless such Compound has progressed to a Product, Evotec shall have the right, but not the obligation, to present a commercial proposal to Novo for the in-licensing of the Compound and pertaining Compound Patents. Novo shall give such proposal due consideration. Any decision as to whether to enter into a license agreement with Evotec as well as the terms of such license will be at Novo’s sole discretion.

b)

Novo shall not continue to have the right to further research, develop and Commercialize the Compound(s) and Product(s) and, subject to Sections 21.1 and 21.10, all other rights and obligations set forth in this Agreement shall terminate.

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21.8

Effects of Novo’s Termination of the Agreement pursuant to Section 20.5 or Section 22.2. If this Agreement is terminated by Novo pursuant to Section 20.5 (bankruptcy of Evotec) or Section 22.2 (Change of Control of Evotec) the following shall apply:

a)	Novo shall have the right, but not the obligation, to further research, develop and Commercialize Compounds and Products;

b)	The licenses granted to Novo under Section 10.1 shall remain in effect with respect to such Compounds and Products;

c)

Provided that, prior to the breach by Evotec, at least one Compound had reached PDC approval, any payment obligations of Novo to Evotec set forth under Sections 14.2.1, 14.2.2, 14.2.4 and 14.4 shall be reduced by fifty percent (50%) with respect to such Compounds and Products.

d)

Evotec’s Target Exclusivity obligations under Section 5.3 shall remain in effect in respect of any Target if and for as long as Novo develops and Commercializes a Product that includes or consists of a PDC with a Compound that modulates such Target. Novo will provide Evotec with annual reports with respect to any such development and Commercialization, containing a high-level overview of Novo’s activities and any upcoming milestone payments, royalty payments or other payments;

e)	Subject to Sections 21.1 and 21.10, all other rights and obligations set forth in this Agreement shall terminate.

21.9

Effects of Termination of the Agreement by either Party pursuant to Section 22.11 (Force Majeure). If the Agreement is terminated by either Party pursuant to Section 22.11 (Force Majeure) the following shall apply as of the date of termination:

a)	Th Novo shall have the right, but not the obligation, to further research, develop and Commercialize Compounds and Products;

b)	The licenses granted to Novo under Section 10.1 shall remain in effect with respect to such Compounds and Products.

c)

Provided that, prior to the breach by Evotec, at least one Compound had reached PDC approval, any payment obligations of Novo to Evotec set forth under Sections 14.2.1, 14.2.2, 14.2.4 and 14.4 shall be reduced by fifty percent (50%) with respect to such Compounds and Products.

d)

Evotec’s Target Exclusivity obligations under Section 5.3 shall remain in effect in respect of any Target if and for as long as Novo uses Commercially Reasonable Efforts to develop and Commercialize a Product that includes or consists of a PDC with a Compound that binds with such Target. Novo will provide Evotec with annual reports with respect to any such development and Commercialization, containing a high-level overview of Novo’s activities and any upcoming milestone payments, royalty payments or other payments;

e)	Subject to Sections 21.1 and 21.10, all other rights and obligations set forth in this Agreement shall terminate.

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21.10

Survival. The rights and obligations set forth in this Agreement shall extend beyond the term or termination of this Agreement only to the extent expressly provided for herein, or to the extent that the survival of such rights or obligations are necessary to permit their complete fulfilment or discharge. Except where expressly provided for otherwise in this Agreement, termination or expiration of this Agreement shall not relieve the Parties hereto of any liability, including any obligation to make payments hereunder, which accrued prior to the effective date of such termination or expiration, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice any Party’s right to obtain performance of any obligation.

21.11

The following provisions shall survive termination or expiry of this Agreement: Sections 1, 3.3, 5.1 (insofar not expired prior to the date of termination or expiry of this Agreement), 8, 9, 10.1.2, 10.3, 10.4, 11.1, 12, 13, 14.1.4, 14.3, 15, 16, 17, 19, 22.3, 22.4, 22.7, 22.9 through 22.15.

22.	MISCELLANEOUS

22.1

Entire Agreement. The Parties hereto acknowledge that this Agreement, together with the Annexes attached hereto, set forth the entire agreement and understanding of the Parties hereto as to the subject matter hereof, and supersedes all prior and contemporaneous discussions, agreements and writings in respect hereto, with exception of the Confidentiality Agreement between the Parties dated 1 January 2018, which shall remain effective and binding with respect to confidential information exchanged between the Parties prior to the Effective Date. Each Party confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set out in this Agreement. Nothing in this Agreement shall operate to limit or exclude any liability for fraud. All Annexes referred to in this Agreement are intended to be and are hereby specifically incorporated into and made a part of this Agreement. In the event of any inconsistency between any such Annexes and this Agreement, the terms of this Agreement shall govern

22.2

Change of Control in Evotec. In the event that ownership of or control over fifty per cent (50%) of the voting stock of Evotec is acquired directly or indirectly by any person, company corporation or other business entity which is a competitor of Novo then Novo shall have the right, at its sole discretion, to take one or more of the following actions: (i) terminate this Agreement, or (ii) require Evotec and the change of control party to adopt reasonable procedures to prevent disclosure of Novo’s Confidential Information, and (iii) suspend indefinitely all of its reporting obligations to Evotec except for Net Sales and royalty numbers and information necessary to verify Novo is meeting its diligence obligations. For the purposes of this Section 22.2, ‘competitor’ means any Third Party which is actively researching and/or developing and/or commercializing products in at least one indication area in which Novo is also active.

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22.3

Governing Law. This Agreement and any dispute arising therefrom shall be governed by and construed in accordance with the laws of England and Wales , regardless of the conflict of laws principles of that or any other jurisdiction. The UN Convention on Contracts for the International Sale of Goods is not applicable to this Agreement.

22.4	Dispute Resolution.

22.4.1

Mutual Dispute Resolution. If a dispute arises between the Parties relating to the validity, interpretation, breach or enforcement of this Agreement, the Parties shall use the following non-binding procedure in good faith prior to either Party pursuing arbitration remedies. Each Party shall notify the other Party of the dispute in accordance with Section 22.10. The Parties shall use good faith efforts to resolve such dispute within thirty (30) days after delivery of such notice, which good faith efforts shall include at least one (1) in-person meeting between representatives of each Party having decision-making authority (subject only to Board of Directors’ or equivalent approval, if required), unless the enforcement of its rights requires speedier measures by the effected Party. All such discussions shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

22.4.2

Arbitration. If a dispute is not resolved as provided in Section 22.4.1, whether before or after expiration or termination of this Agreement, the Parties hereby agree that such dispute will be resolved by final and binding arbitration conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules with significant experience in the pharmaceutical manufacturing industry. The Emergency Arbitrator Provisions shall not apply. The Parties agree that they shall have no right to seek production of documents or any other discovery in the arbitration proceeding, except that the parties shall exchange the documents that they intend to use in evidence at the hearing. The arbitrators will be instructed not to award any punitive or special damages. The arbitration shall take place in London, UK, and shall be conducted in the English language. The award of the arbitrators shall be final and binding on the Parties. The Parties bind themselves to carry out the awards of the arbitrators. The governing law of this Agreement will govern any such proceedings. By entering into this agreement to arbitrate, the Parties expressly waive any claim for punitive or exemplary damages. Each Party will pay its legal fees and costs related to the arbitration (including witness and expert fees). Judgment on the award so rendered will be final and may be entered in any court having jurisdiction thereof.

22.4.3

Nothing in this Section 22.4 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction, specific performance or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

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22.5

Modification, Waiver. This Agreement may not be altered, amended or modified in any way except by a written agreement signed by both Parties. The failure of a Party to enforce any rights or provisions of the Agreement shall not be construed to be a waiver of such rights or provisions, or a waiver by such Party to thereafter enforce such rights or provision or any other rights or provisions hereunder. No waiver shall be effective unless made in writing and signed by the waiving Party.

22.6

Assignment. Either Party may assign, without consent, any of its rights or obligations under this Agreement to any of its Affiliates, provided, however, that such assignment shall not relieve the assigning Party of its responsibilities for performance of its obligations under this Agreement. Either Party may transfer or assign its rights and obligations under this Agreement, in case of Novo without consent and in case of Evotec only upon Novo’s written approval. This Agreement shall be binding upon and inure to the benefit of successors and permitted assigns of the Parties. Any purported assignment not in accordance with this Agreement shall be null and void and of no legal effect

22.7

Public Announcements. Subject to Section 17.2, neither Party shall make any public announcement or communication in connection with the existence of this Agreement or its terms without the prior written consent of the other Party, which may be withheld without any reason being given.

22.8

Press Release. Notwithstanding the provisions of Section 17, Evotec may upon the Effective Date issue one press release in its name only announcing the signing of this Agreement. Such press release, and any Q&A, of Evotec shall require the prior written approval of Novo. Novo may agree, at its discretion, to issue a joint press release with Evotec at the Effective Date or as otherwise agreed between the Parties. No other press release shall be issued relating to this Agreement.

22.9

Relationship of the Parties. It is expressly agreed that the relationship between the Parties is and will be that of independent contractors, and that the relationship between the Parties will not constitute a partnership, joint venture or agency. Neither Party will have the authority to make any statements, representations or commitments of any kind, or to take any actions, which are binding on the other Party, except with the prior written consent of the other Party to do so. All persons employed by a Party will be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment will be for the account and expense of such Party.

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22.10

Notices. Any notice, report, communication or consent required or permitted by this Agreement shall be in writing and shall be (a) delivered personally, (b) sent by e-mail or facsimile (and promptly confirmed by personal delivery or overnight courier as provided in this Agreement), or (c) sent by internationally-recognized overnight courier addressed to the other Party at the address shown below or at such other address for which such Party gives notice hereunder: If to Evotec: Evotec International GmbH Dr Cord Dohrmann, CSO Essener Bogen 7 22419 Hamburg With a copy to:

If to Evotec:	Evotec International GmbH
[***] CSO
Essener Bogen 7
22419 Hamburg

With a copy to:	Evotec SE
Head of Legal
Essener Bogen 7
22419 Hamburg

And a copy to:	[***]

If to Novo:	Novo Nordisk A/S
Novo Allé
2880 Bagsværd
Denmark
Attention: Head of Business Development

With a copy to:	General Counsel

[***]

And a copy to:	Novo Nordisk A/S
Vandtårnsvej 112
DK-2860 Søborg
Denmark
Attention: Head of Alliance Management

22.11	Force Majeure.

22.11.1

Other than an event or circumstance that results in a Party’s not having sufficient funds to comply with an obligation to pay money, neither Party shall be held responsible for any delay or failure in performance hereunder caused by strikes, embargoes, unexpected government requirements, civil or military authorities, acts of God, earthquake, war, riot, civil commotion, terrorist act, malicious damage, epidemic, quarantine, fire, flood, storm, natural disaster or by the public enemy or other causes reasonably beyond such Party’s control and without such Party’s fault or negligence; provided that the affected Party promptly notifies the unaffected Party in writing claiming force majeure and uses its best efforts to eliminate the effect of force majeure insofar as is possible and with all reasonable dispatch. The Party suffering the force majeure event shall not be liable for delay in performance or for non-performance of its obligations under this Agreement, in whole or in part, nor

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shall the other Party have the right to terminate this Agreement, except as otherwise provided in this Agreement, where non-performance or delay in performance has resulted from a force majeure event. If the period of delay or failure should extend for more than three (3) months then either Party shall have the right to terminate this Agreement forthwith upon written notice at any time after expiration of said three (3) months period.

22.11.2

If a Party is prevented from performing its obligations due to a force majeure event for a continuous period in excess of sixty (60) Business Days after the date of the occurrence of the force majeure event, and such failure to perform would constitute a material breach of this Agreement in the absence of such force majeure event, the Parties shall meet and discuss in good faith any amendments to this Agreement to permit the other Party to exercise its rights under this Agreement. If the Parties are not able to agree on such amendments within sixty (60) Business Days and if the suspension of performance continues, such other Party may terminate this Agreement immediately by written notice to the Party suffering the force majeure event, in which case neither Party shall have any liability to the other except for (a) the termination rights set forth in Section 20 and (b) those rights and liabilities that accrued prior to the date of termination.

22.12

Severability. To the fullest extent permitted by applicable law, if any provision hereof is or later becomes invalid, illegal or unenforceable, such provision shall be ineffective without affecting the validity of the remaining provisions, unless the invalid or illegal provision is of such essential importance to this Agreement that it cannot reasonably be assumed that the Parties would have concluded this Agreement in its absence. The Parties shall attempt to replace the invalid, illegal or unenforceable provision with valid, legal and enforceable provision as closely aligned with the original intent of the Parties as possible.

22.13	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

22.14

Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

22.15

No Third Party Beneficiaries. No person, other than Novo, Evotec, their Affiliates and their permitted assignees hereunder, shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

[signatures page follows]

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EXECUTION VERSION	8 July 2020

IN WITNESS WHEREOF, Evotec and Novo have executed this Agreement by their duly authorized representatives.

Novo Nordisk A/S	Evotec International GmbH

Date: __July 2020	Date: __July 2020

Signature:	Signature:

[***]	Name: [***]

Executive Vice President	Title: EVP Global Head of Finance

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